Exhibit 10.1

[NOTE: Certain information has been excluded from this exhibit because it is both (i) not material and (ii) would likely be competitively harmful if publicly disclosed.]

PURCHASE AND SALE AGREEMENT

BETWEEN

EXXON MOBIL CORPORATION,

MOBIL OIL EXPLORATION & PRODUCING SOUTHEAST INC.,

XH, LLC,

EXXON MOBILE BAY LIMITED PARTNERSHIP,

EXXONMOBIL U.S. PROPERTIES INC.

AND

W&T OFFSHORE, INC.

EFFECTIVE TIME:

JANUARY 1, 2019

TABLE OF CONTENTS

Page

Article 1. DEFINITIONS		1

1.01.	Ad Valorem Taxes	1
1.02.	Additional Instruments	1
1.03.	Affiliate	1
1.04.	Allocation	1
1.05.	Associated Party or Parties	1
1.06.	Base Purchase Price	1
1.07.	Business Day(s)	2
1.08.	Claim or Claims	2
1.09.	Closing	2
1.10.	Closing Date	2
1.11.	Closing Settlement Statement	2
1.12.	Code	2
1.13.	Condition	2
1.14.	Effective Time	2
1.15.	Environmental Laws	2
1.16.	Execution Date	2
1.17.	ExxonMobil-operated	2
1.18.	Final Settlement Statement	2
1.19.	Interest or Interests	2
1.20.	Lender	4
1.21.	Liability or Liabilities	4
1.22.	Material Difference	4
1.23.	Material Related Agreements	4
1.24.	NORM	4
1.25.	Occurrence	4
1.26.	Oil	4
1.27.	Operator	4
1.28.	PCB	4
1.29.	Performance Deposit	4
1.30.	Person	4
1.31.	Property or Properties	4
1.32.	Property Sales Accounting Agreement	4
1.33.	Raw Make	4
1.34.	RCRA	5
1.35.	Related Agreements	5
1.36.	Strict Liability	5
1.37.	TSCA	5
1.38.	Title Defect	5
1.39.	Transition Services Agreement	5
1.40.	Well or Wells	5

i

Article 2. PURCHASE AND SALE		5

Article 3. PURCHASE PRICE		5

3.01.	Base Purchase Price	5
3.02.	Performance Deposit and Payment	5
3.03.	Allocation of Base Purchase Price	6

Article 4. INTENTIONALLY LEFT BLANK		6

Article 5. BUYER’S REVIEW		6

5.01.	Buyer’s Review before Sinning this Agreement	6
5.02.	Access to ExxonMobil-Operated Interests	7
5.03.	Environmental Assessment	7
5.04.	Access to Interests Operated by Others	8
5.05.	Material, Facilities, Platforms, and Equipment	8
5.06.	No Warranty of Accuracy; Disclaimer	8
5.07.	Buyer’s Confidentiality Obligations	8

Article 6. TITLE AND TITLE DEFECTS		9

6.01.	Title Defect	9
6.02.	Adjustments to Base Purchase Price based on Allocations	9
6.03.	Description and Other Errors	11
6.04.	Restrictions on Use	12
6.05.	Engineering Controls	12
6.06.	Covenants Running with the Land	13
6.07.	Retention of Title for Gas	13

Article 7. PRE-CLOSING OBLIGATIONS		13

7.01.	Preferential Rights.	13
7.02.	Related Agreements	14
7.03.	Third Party Notifications and Approvals	14
7.04.	Change of Operator	15
7.05.	Employees	15

Article 8. CLOSING		15

8.01.	Closing Date	15
8.02.	Buyer’s Right to Delay Closing	16
8.03.	ExxonMobil’s Right to Delay Closing	16
8.04.	Closing Obligations	16
8.05.	Offset of Amounts Owed to ExxonMobil and Affiliates	21
8.06.	Conditions Precedent	22
8.07.	Buyer’s Representation by Closing	22
8.08.	Insurance	22
8.09.	Right to Terminate	24

Article 9. POST-CLOSING OBLIGATIONS		24

9.01.	Filing and Recording	24
9.02.	Copies	24
9.03.	Further Assurances	25
9.04.	Post-Closing Third-Party Consents	25
9.05.	Reassignment	25
9.06.	Buyer’s Compliance	25
9.07.	Property Sales Accounting Agreement	25
9.08.	Plugging and Abandoning Wells: Remediation	25

Article 10. TAXES		26

10.01.	Ad Valorem Taxes	26
10.02.	Production Taxes	26
10.03.	Other Taxes	26
10.04.	Tax-Deferred Exchange	27

Article 11. OIL IN STORAGE, PROCEEDS, COSTS, EXPENSES, CLAIMS, AND DISBURSEMENTS		27

11.01.	Oil in Storage	27
11.02.	Proceeds, Costs, and Expenses	28
11.03.	Notice to Remitters of Proceeds	29
11.04.	Reservation of Claims	29

Article 12. EXXONMOBIL-OPERATED INTERESTS		29

12.01.	Operation by ExxonMobil	29
12.02.	Charges Paid by Buyer	29
12.03.	Risk of Loss	30
12.04.	Selection of Operator	30
12.05.	Removal of Signs	30

Article 13. INTERESTS OPERATED BY OTHERS		31

13.01.	Charges Paid by Buyer	31
13.02.	Risk of Loss	31

Article 14. [****]		31

Article 15. INTENTIONALLY LEFT BLANK		31

Article 16. RELEASE, DISCHARGE, AND COVENANT NOT TO SUE; OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS; LIMITATION OF DAMAGES		31

16.01.	Buyer’s Release and Discharge of ExxonMobil and its Associated Parties	31
16.02.	Buyer’s Covenant Not to Sue ExxonMobil or its Associated Parties	31
16.03.	Obligations to Indemnify, Defend, and Hold Harmless, Limitation of Damages	32
16.04.	Buyer’s Obligations	33

16.05.	Buyer’s Duty to Defend	35
16.06.	Buyer’s Waiver of Consumer Rights Under the Texas Deceptive Trade Practices Consumer Protection Act and Other Consumer Protection Laws	35
16.07.	Retroactive Effect	35
16.08.	Inducement to ExxonMobil	35

Article 17. ALTERNATE DISPUTE RESOLUTION AND ARBITRATION		35

17.01.	General	35
17.02.	Negotiations	36
17.03.	Arbitration	36
17.04.	Notice	36

Article 18. ENVIRONMENTAL MATTERS		37

18.01.	Buyer’s Acknowledgment Concerning Possible Contamination of the Interests and Property	37
18.02.	Adverse Environmental Conditions	37
18.03.	Remediation	38
18.04.	Disposal of Materials, Substances, and Wastes; Compliance with Law	40

Article 19. BUYER’S AND EXXONMOBIL’S REPRESENTATIONS		41

19.01.	Representations Not Exclusive	41
19.02.	Securities Laws	41
19.03.	Basis of Buyer’s Decision	41
19.04.	Material Factor	42
19.05.	ExxonMobil’s Representations	42

Article 20. GAS IMBALANCES		42

20.01.	ExxonMobil’s and Buyer’s Respective Obligations	42
20.02.	Settlement	43

Article 21. FINAL SETTLEMENT STATEMENT		43

Article 22. INTENTIONALLY LEFT BLANK		44

Article 23. COMMUNICATIONS		44

Article 24. [****]		44

Article 25. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976; REQUIRED FILINGS IN FOREIGN JURISDICTIONS		45

25.01.	Obligation to Make Filings	45
25.02.	Cooperation on Making Filings	45

Article 26. EXXONMOBIL’S DISCLAIMER OF WARRANTIES AND REPRESENTATIONS		46

Article 27. MISCELLANEOUS		46

27.01.	No Joint and Several Obligations	46
27.02.	Entire Agreement	46
27.03.	Successors and Assigns; Amendment; Survival	46
27.04.	Choice of Law	47
27.05.	Assignment	47
27.06.	No Admissions	47
27.07.	No Third-Party Beneficiaries	48
27.08.	Public Communications	48
27.09.	Audit Clause	48
27.10.	Headings and Titles	48
27.11.	Exhibits	49
27.12.	Includes	49
27.13.	Severability	49
27.14.	Counterparts	49
27.15.	Conflicts	49
27.16.	Not to Be Construed against the Drafter	49
27.17.	No Waiver	49
27.18.	Conspicuousness	49
27.19.	Execution by the Parties	49

NOTE: Certain exhibits have been omitted  from this document pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits upon request by the SEC.

***** Indicates that commercial terms have been omitted.

††††† Indicates that personal information has been omitted.

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is between Exxon Mobil Corporation, a New Jersey corporation with an address of 22777 Springwoods Village Parkway, Spring, Texas 77389, Mobil Oil Exploration & Producing Southeast Inc., a Delaware corporation with an address of 22777 Springwoods Village Parkway, Spring, Texas 77389, XH, LLC, a Delaware limited liability company with an address of 22777 Springwoods Village Parkway, Spring, Texas 77389, Exxon Mobile Bay Limited Partnership, a Delaware limited partnership with an address of 22777 Springwoods Village Parkway, Spring, Texas 77389, and ExxonMobil U.S. Properties Inc., a Delaware corporation with an address of 22777 Springwoods Village Parkway, Spring, Texas 77389, as sellers, and W& T Offshore, Inc., a Texas corporation with an address of Nine Greenway Plaza, Suite 300, Houston, Texas 77046 (“Buyer”), as buyer, (each a “Party” and collectively, the “Parties”) effective on the Execution Date as of the Effective Time. Sellers are hereinafter sometimes referred to collectively as “ExxonMobil” solely for convenience and simplicity; such reference is not intended to in any way affect the corporate separateness of these separate legal entities.

Buyer desires to purchase certain Interests (as defined hereafter) from ExxonMobil, and ExxonMobil desires to sell such Interests to Buyer, subject to the terms and conditions of this Agreement. It is the Parties’ intent that Buyer have responsibility and liability for all matters relating to the Interests assigned, whether related to events occurring before or after closing this transaction, except to the limited extent provided in this Agreement.

In consideration of their mutual promises under this Agreement, the benefits to be derived by each Party, and other good and valuable consideration, Buyer and ExxonMobil agree as follows:

Article 1.     DEFINITIONS

The following terms, when used in this Agreement, will have the following definitions:

1.01.     Ad Valorem Taxes. Defined in Section 10.01.

1.02.     Additional Instruments. The instruments executed by Buyer before Closing and delivered to ExxonMobil in connection with this transaction, including Buyer’s investigation of and bid for the Interests.

1.03.     Affiliate. In relation to a Person, any Person controlled by, controlling or under common control with, such Person.

1.04.     Allocation. The amount allocated by Buyer to each individual part of the Interests.

1.05.     Associated Party or Parties. Successors, assigns, directors, officers, employees, agents, contractors, subcontractors, insurers, and Affiliates.

1.06.     Base Purchase Price. The amount set forth in Section 3.01.

1.07.     Business Day(s). Any day that the offices of ExxonMobil, in Houston, Texas, are scheduled to be and are open for business.

1.08.    Claim or Claims. Collectively, claims, demands, causes of action, and lawsuits asserted or filed by any Person; a local, state, or federal governmental entity; a Person holding rights under any Related Agreement; an Associated Party of Buyer or ExxonMobil; or a third party.

1.09.     Closing. The delivery of the conveyancing instruments and funds by the Parties to close the purchase and sale of the Interests.

1.10.     Closing Date. The date on which Closing is scheduled to and does occur.

1.11.     Closing Settlement Statement. Defined in Section 8.04(c).

1.12.     Code. The Internal Revenue Code of 1986, as amended.

1.13.     Condition. Defined in Section 18.02.

1.14.     Effective Time. 7 a.m. local time where the Interests are located, on January 1, 2019.

1.15.     Environmental Laws. Applicable federal, state, and local laws, including statutes, regulations, orders and ordinances, previously or currently enacted or enacted in the future, and common law, relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and the Clean Air Act, as each is amended from time to time.

1.16.     Execution Date. The date on which the last of the Parties executes this Agreement.

1.17.     ExxonMobil-operated. The interests and facilities of which ExxonMobil is Operator.

1.18.     Final Settlement Statement. Defined in Article 21.

1.19.    Interest or Interests. ExxonMobil’s interest in the oil and gas leasehold estates or other interests set forth on Exhibits A and B, together with ExxonMobil’s interest in the following:

(a)	each Well located on the leases and land described on Exhibits A and B;

(b)

the easements, permits, licenses, surface and subsurface leases, rights-of-way, servitudes, and other surface and subsurface rights affecting the land and leases described on Exhibit A, including those set forth on Exhibit B;

(c)

material, equipment, pipelines, fixtures, personal property, buildings and facilities in and on the leases, units or Properties and (i) used or held for use solely in connection with the use or operation of the leasehold estates and other interests described on Exhibits A and B for oil or gas purposes or (ii) no longer in use but located on or appurtenant to the foregoing material, equipment, pipelines, fixtures, personal property, buildings, facilities or Properties unless expressly excluded from the Interests;

(d)	surface fees further described on Exhibit A;

(e)	additional rights-of-way granted by ExxonMobil to Buyer, as further described on Exhibit K;

(f)	the facilities and pipelines located pursuant to the rights described in (b) and (e);

(g)

contracts to which the Interests are subject, including agreements for sale or purchase of oil, gas, and other hydrocarbons, processing agreements, division orders, unit agreements, and operating agreements, including those listed on Exhibits A and B;

(h)	2009 Hankos aluminum boat, Hull No. [†††††], two 2018 Yamaha 150 engines, Serial No. [†††††] and [†††††], and utility boat trailer; and

(i)	250 Taylor Forklift, Model No. TE-250M, VIN No. [†††††].

Any references to ExxonMobil Accounting Codes are for ExxonMobil use only and are not a part of the description of the Interests.

The following are specifically excluded from the Interests:

(a)	reservations, exceptions and exclusions listed in Exhibits A and B;

(b)	surface fee properties not listed on Exhibit A;

(c)	pipelines, fixtures, equipment, and interests in land owned by third parties such as lessors, purchasers, or transporters of Oil or gas;

(d)

computer equipment (including process control software), telecommunications equipment, vehicles, tools, pulling machines, and other equipment and material temporarily located on the Property or expressly excluded from the sale;

(e)	any gas processing plant not listed on Exhibit A; and

(f)	ExxonMobil inter-Affiliate service agreements and any interest or interests owned by any ExxonMobil Affiliate that is not a party to this Agreement.

1.20.     Lender. The financial institution from which Buyer will obtain financing for its purchase of the Interests, which financing Buyer represents to ExxonMobil is a line of credit.

1.21.     Liability or Liabilities. Collectively, all damages (including consequential and punitive damages), including those for personal injury, death, or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration, or cleanup of contamination, whether the injury, death, or damage occurred or occurs on or off the Property by migration, disposal, or otherwise, losses, fines, penalties, expenses, costs to remove or modify facilities on or under the Property, plugging liabilities for all Wells, attorneys’ fees, court and other costs incurred in defending a Claim, liens, and judgments, in each instance, whether these damages and other costs are foreseeable or unforeseeable.

1.22.      Material Difference. Defined in Section 20.02.

1.23.     Material Related Agreements. Written agreements or commitments (a) that would, or would reasonably be expected to, cause Buyer to incur an expense or liability in excess of $[****] or (b) without the assignment or transfer of which, Buyer would not be able to own or operate the Interests as a reasonably prudent operator.

1.24.      NORM. Naturally occurring radioactive material.

1.25.      Occurrence. Defined in Section 18.03(g).

1.26.      Oil. Crude oil, distillate, drip gasoline, condensate, and other liquid hydrocarbons, including Raw Make.

1.27.      Operator. The Person recognized as operator of an Interest by the applicable regulatory agency.

1.28.      PCB. Polychlorinated Biphenyls.

1.29.      Performance Deposit. Defined in Section 3.02.

1.30.     Person. Any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof, or any other entity.

1.31.      Property or Properties. The real property in which and on which the Interests exist or are located, whether in whole or in part.

1.32.      Property Sales Accounting Agreement. An agreement substantially in the form of Exhibit D.

1.33.      Raw Make. [****].

1.34.     RCRA. The Resource Conservation and Recovery Act of 1976.

1.35.     Related Agreements. Defined in Section 7.02.

1.36.     Strict Liability. Includes strict statutory liability and strict products liability.

1.37.     TSCA. The Toxic Substances Contract Act of 1976.

1.38.     Title Defect. Defined in Section 6.01.

1.39.     Transition Services Agreement. An agreement substantially in the form of Exhibit I.

1.40.     Well or Wells. All wellbores, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells, and water wells, including, without limitation, wells drilled from the leases conveyed pursuant to this Agreement that cross or bottomhole on leases not conveyed under this Agreement.

Article 2.     PURCHASE AND SALE

Pursuant to Buyer’s offer, ExxonMobil agrees to sell the Interests to Buyer, and Buyer agrees to buy them from ExxonMobil, for the consideration recited in and subject to the terms of this Agreement.

Article 3.     PURCHASE PRICE

3.01.     Base Purchase Price. The Base Purchase Price is two hundred million United States dollars ($200,000,000.00), subject to adjustment only as provided in this Agreement.

3.02.     Performance Deposit and Payment.

(a)

As evidence of good faith, simultaneous with the execution of this Agreement, Buyer has deposited with ExxonMobil a performance deposit of ten million United States dollars ($10,000,000.00) (the “Performance Deposit”). The Performance Deposit will be credited to the Base Purchase Price at Closing, will not bear interest, and is not refundable except as provided in this Agreement. If Closing does not occur as to any Interest, and this Agreement provides that the Performance Deposit allocable on a pro rata basis to that Interest is to be refunded for any reason, ExxonMobil will deduct any amounts due to it under this Agreement and remit the remainder of the Performance Deposit to Buyer, without interest. [****]

(b)

If, prior to the Closing Date, Buyer (i) notifies ExxonMobil, in writing, that the condition precedent relating to Lender’s obligation to provide loans to Buyer for this transaction has not been satisfied or waived due to a “Material Adverse Change” in Buyer’s consolidated financial condition or business; and (ii) Buyer has used reasonable commercial efforts to obtain a waiver of such condition from Lender; and (iii) Buyer provides ExxonMobil with a copy of Buyer’s request for such waiver and Lender’s written response denying such waiver, then this Agreement shall terminate and ExxonMobil shall retain the Performance Deposit as liquidated damages, and notwithstanding anything else to the contrary in this Agreement, ExxonMobil shall have no other rights and remedies against Buyer for failure to perform under this Agreement.

3.03.     Allocation of Base Purchase Price. Buyer has delivered to ExxonMobil, either prior to or simultaneous with the execution of this Agreement, an Allocation of the Base Purchase Price to each individual part of the Interests listed on the form (including an Allocation for non-investment account balances such as gas-production-imbalance accounts and, as required for compliance with applicable law, for equipment or other items). Buyer represents that it has made reasonable Allocations, in good faith. ExxonMobil may rely on the Allocations for all purposes. The Allocations will be used – to notify holders of preferential rights of Buyer’s offer, – to collect taxes, to the extent required by law and as provided in Article 10, – as a basis for adjustments to the Base Purchase Price, and – as otherwise provided in this Agreement. ExxonMobil, solely at its discretion, may rely on the Allocations and reserves the right to review the basis of the allocation and/or use a different allocation for all tax purposes other than those provided in Article 10.

Article 4.     INTENTIONALLY LEFT BLANK

Article 5.     BUYER’S REVIEW

5.01.     Buyer’s Review before Sinning this Agreement. ExxonMobil gathered data relating to the Interests and the Property for Buyer’s review before Buyer submitted a bid and signed this Agreement. Buyer must notify ExxonMobil in writing if it wishes to review files, contracts or data in addition to those provided, but ExxonMobil’s obligation to provide additional files, contracts or data is limited to files and data that are reasonably available to it through the use of reasonable efforts. ExxonMobil has no obligation to provide access to, and Buyer waives all claims to inspect, ExxonMobil’s interpretive, predictive, confidential, private, proprietary, or privileged information (including personnel records), or information whose dissemination is restricted by agreements between ExxonMobil and third parties. ExxonMobil has no obligation to provide any information to Buyer that is available to the general public, whether in the public records or from a governmental entity or agency on request.

By entering into this Agreement, Buyer acknowledges and represents that, subject to its rights to conduct an Environmental Assessment under Section 5.03, it has reviewed the Interests and Property to its satisfaction to enable it to make its bid and execute this Agreement and that it may request adjustments to the Allocations and the Base Purchase Price after the Execution Date only for Title Defects, Conditions, and Material Differences, as provided in this Agreement. Buyer has undertaken all appropriate inquiry, to its satisfaction, and has made an informed decision to acquire the Interests on the basis of its own investigations and without reliance on statements or investigations by any other Person, including ExxonMobil and its Associated Parties.

5.02.     Access to ExxonMobil-Operated Interests. Subject to its rights to conduct an Environmental Assessment under this Section 5.03, Buyer had the opportunity to inspect and inventory the ExxonMobil-operated Interests and Property before signing this Agreement. On Buyer’s request, ExxonMobil will provide access to the ExxonMobil-operated Interests and Property and associated facilities, at any reasonable time before Closing.

All visits to the premises and facilities by Buyer and on Buyer’s behalf will be scheduled by mutual consent of the Parties, subject to Buyer’s providing ExxonMobil at least [****] written notice of the locations that it wishes to visit and the proposed times. ExxonMobil may accompany Buyer and its Associated Parties during their site visits. Entry onto the ExxonMobil-operated Interests, Property, and facilities will be subject to third-party restrictions, if any, and to ExxonMobil’s safety, industrial hygiene, and drug and alcohol requirements and at Buyer’s sole risk and expense.

Within two (2) years of Closing, ExxonMobil shall cooperate and grant to a mutually agreeable accounting firm access to ExxonMobil’s financial and accounting information directly relating to the Interests as needed for the preparation of certain financial statements that may be required of Buyer pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) including SEC Regulation S-X and Rule 3-05. Such access shall be limited to information for the calendar years 2016, 2017 and 2018 that exists in ExxonMobil’s offices, as may reasonably be required to prepare audited financial statements reflecting gross revenues and direct lease operating expenses related to the Interests. Buyer shall provide at least [****] prior notice to ExxonMobil before the accounting firm shall commence such review. It is understood that such review will only be required to be carried out one time. Furthermore, unless otherwise agreed by ExxonMobil, the accounting firm shall not disclose information to Buyer that is proprietary to ExxonMobil or its Associated Parties, including gas and liquids sales prices.

5.03.     Environmental Assessment. Buyer and its Associated Parties may inspect the premises and conduct an environmental assessment (including a Phase I environmental assessment) of the Interests and Property, including investigations to identify wetlands and sensitive and protected habitats, but Buyer must execute the form of environmental testing and confidentiality agreement attached as Exhibit F before performing an assessment. If Buyer undertakes an environmental assessment, both the consultant (if consultants are employed) and the scope of the proposed assessment, including testing protocols, must be approved in writing by ExxonMobil before the work may begin. If Buyer and ExxonMobil cannot agree on Buyer’s proposed environmental assessment plan, then ExxonMobil may, at its sole option, withdraw from this Agreement any of the Interests that Buyer proposes to assess or all the Interests, and the Base Purchase Price will be adjusted by the Allocation for each withdrawn Interest. If ExxonMobil withdraws all the Interests, this Agreement will terminate, and ExxonMobil will refund the Performance Deposit to Buyer. If ExxonMobil withdraws less than all the Interests, then Buyer may terminate this Agreement by providing written notice to ExxonMobil within five (5) Business Days after receipt of ExxonMobil’s notice of the Interests so withdrawn and ExxonMobil will refund the Performance Deposit to Buyer.

If Buyer takes samples from the Property, ExxonMobil may require splitting of each sample. Buyer will deliver copies of all draft and final reports, results, data, and analyses of the site visits, inspections, and assessments to ExxonMobil within five days of Buyer’s receipt of them, at Buyer’s cost. ExxonMobil will have no confidentiality obligation with regard to this information and may disclose it to third parties or use it for any purpose.

5.04.     Access to Interests Operated by Others. On request, ExxonMobil will assist Buyer by making initial contact with the Operators of the Interests that are operated by others, but Buyer will be responsible for contacting each Operator to arrange for review of the Interests. ExxonMobil will provide Buyer with access to ExxonMobil file information relating to the Interests operated by others, to the extent described in Section 5.01.

5.05.     Material, Facilities, Platforms, and Equipment. By signing this Agreement, Buyer acknowledges that it has had the opportunity to inspect and inventory the material, facilities, platforms, and equipment and, subject to Buyer’s rights to an Environmental Assessment under Section 5.03, is satisfied with them. There will be no adjustment on the basis of material, facilities, platforms, and equipment, whether for ExxonMobil-operated Interests or Interests operated by others. Material, facilities, platforms, and equipment observed during Buyer’s inspection may be used or replaced before Closing as a result of normal and customary operations.

5.06.     No Warranty of Accuracy; Disclaimer. ExxonMobil makes no warranty, and expressly disclaims all warranties, as to the accuracy or completeness of the files and other information that it may provide to buyer or that may be provided by others. If Buyer determines during its review that any ExxonMobil files or data may be incomplete or inaccurate, it will either notify ExxonMobil of its conclusions in writing not later than ten (10) days before the Closing Date or be deemed to have waived complaints as to the incompleteness or inaccuracy of the files or data.

5.07.     Buyer’s Confidentiality Obligations. Buyer will keep confidential all information concerning the Interests, except to the extent that information – was public knowledge when Buyer received the information; – becomes public knowledge without breach of this Agreement by Buyer; – was known to Buyer before receipt or discovery of the information in connection with its review of the Interests, from a source that was authorized to disclose the information to third parties; or – is required by applicable law or court order to be disclosed. If information is required to be disclosed by law or court order, Buyer will make every reasonable effort to give ExxonMobil notice of the requirement as far in advance of the disclosure as possible. Buyer may not use the information for any purpose other than evaluation of the Interests and may not divulge the information to any Person except those who need to know it in order to evaluate the Interests for Buyer under this Agreement. Buyer will enforce this confidentiality obligation as to all Persons with whom it shares the information and is liable to ExxonMobil for a breach of this obligation by any Person to whom Buyer has disclosed the information. If this transaction does not close, Buyer will return to ExxonMobil all information concerning the Interests that it obtained from ExxonMobil, destroy all of its work papers and analyses that incorporate the information, and be subject to these confidentiality obligations for five (5) years after the Execution Date. Buyer’s confidentiality obligation will not, however, survive Closing.

Article 6.     TITLE AND TITLE DEFECTS

6.01.     Title Defect. “Title Defect” means any one of the following:

(a)

ExxonMobil’s title at the Effective Time as to all or any part of the Interests is subject to an outstanding mortgage, deed of trust, lien, or other monetary encumbrance or adverse claim not listed or referenced on Exhibit A or B that, in the case of that claim, would induce a purchaser to suspend payment of proceeds for the Interest or require the furnishing of security or indemnity;

(b)

ExxonMobil’s net revenue interest for an Interest at the Effective Time is less than that shown on Exhibit A-1, or ExxonMobil’s working interest for an Interest at the Effective Time is greater than shown on Exhibit A-1 without a corresponding increase in the net revenue interest for such Interest;

(c)	ExxonMobil’s interest would be reduced if a third party were to exercise a reversionary, back-in, or other similar right pursuant to an agreement not listed or referenced on Exhibit A or B;

(d)	ExxonMobil is in default under some material provision of a lease, farmout agreement, or other agreement, resulting in loss of all or any part of the Interests; or

(e)

There exists any impairment, encumbrance, lien, encroachment, irregularity, defect or dispute concerning ExxonMobil’s title to the Interests that would reduce, impair or prevent Buyer from receiving payment from the purchasers of production from the Interests or that would restrict or extinguish Buyer’s right to use the Interests or Properties as owner, lessee, licensee or permittee, as applicable.

“Title Defect” does not include (a) a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the court issuing the order; or (b) the loss of lease acreage between the Effective Time and the Closing Date, because the lease term expires, unless it is a direct result of ExxonMobil’s failure to comply with the terms of said lease.

Buyer must notify ExxonMobil in writing promptly if Buyer determines that ExxonMobil’s net revenue interest or working interest for an Interest is greater than shown on Exhibit A-1.

6.02.     Adjustments to Base Purchase Price based on Allocations.

(a)

Buyer may request an adjustment to the Base Purchase Price based on an Allocation at any time on or before the [****] day before the Closing Date, if the adjustment is based on a Title Defect. ExxonMobil may request an adjustment to the Base Purchase Price based on an Allocation at any time before the [****] day before the Closing Date, if ExxonMobil’s net revenue interest for the Interest is greater than that shown on Exhibit A-1. A notice requesting an adjustment must be timely and in writing and include appropriate documentation to substantiate the adjustment, or the claimant will be deemed to have waived its claim to adjust the Base Purchase Price based on an Allocation for the matter stated in the notice.

(b)

If either Party gives notice under the previous Section, the Parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment, using the following criteria:

(1)

If the claim is based on ExxonMobil’s owning a different net revenue interest than that shown on Exhibit A-1, then the adjustment will be the absolute value of the number determined by the following formula:

 Adjustment = A x (14B/CD

A     =     Allocation for the affected Interest

B     =     correct net revenue interest for the affected Interest

C     =     net revenue interest for the affected Interest as shown on Exhibit A-1.

(2)	If the claim is based on an obligation or burden that is liquidated in amount, then the adjustment will be the sum necessary to remove the obligation or burden from the affected Interest.

(3)

If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected Interest.

(c)

If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if the Parties cannot otherwise agree on the amount of an adjustment by the Closing Date, ExxonMobil may, upon written notice to Buyer, either:

(1)	terminate this Agreement and refund the Performance Deposit; or

(2)

remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest; provided, however, that in such event Buyer shall be entitled to terminate this Agreement by providing prompt written notice to ExxonMobil. If Buyer elects to so terminate, ExxonMobil shall refund the Performance Deposit to Buyer; or

(3)	elect to cure the Title Defect pursuant to Section 6.02(e); or

(4)	elect to resolve the dispute pursuant to the provisions of Article 17.

(d)

The Base Purchase Price will be adjusted only if the sum (i.e. offsetting of increases and decreases) of all adjustments under this Section 6.02 is greater than [****] percent ([****]%) of the Base Purchase Price. If the sum of all such adjustments would result in the Base Purchase Price being reduced by more than [****] percent ([****]%), then ExxonMobil may, upon written notice to Buyer, either:

(1)	terminate this Agreement and refund the Performance Deposit; or

(2)

remove the affected Interest from the Agreement and adjust the Base Purchase Price by the Allocation for that Interest; provided, however, in such event Buyer shall be entitled to terminate this Agreement by providing prompt written notice to ExxonMobil. If Buyer elects to so terminate, ExxonMobil shall refund the Performance Deposit to Buyer.

(e)

ExxonMobil may, at its sole option, notify Buyer before the Closing Date that it elects to cure some or all of the Title Defects, subject to the limitations contained in Section 6.02(d). No adjustment will be made at Closing for the Title Defects that ExxonMobil elects to cure and actually cures by the Closing Date. If any Title Defect is not cured within [****] ([****]) days after Closing, an adjustment to the Base Purchase Price will be calculated and made under the criteria set forth in this Section 6.02 and subject to the limitations set forth in Section 6.02(d).

6.03.     Description and Other Errors.

(a)	If either Party determines, either before or within [****] after Closing that:

(1)	certain Interests were erroneously included in or excluded from the Agreement or the conveyancing instruments, including those owned by an ExxonMobil Affiliate; or

(2)	certain gas-production imbalance accounts were erroneously included in or erroneously excluded from this Agreement,

then ExxonMobil and Buyer will meet and use their best efforts to resolve the error. If necessary, the Parties will execute and record (if after Closing) appropriate correction instruments to correct the error.

(b)	If ExxonMobil and Buyer cannot resolve an error discovered before the Closing Date, then ExxonMobil may, upon written notice to Buyer, either:

(1)	terminate this Agreement and refund the Performance Deposit; or

(2)

remove the affected Interest from this Agreement, if applicable, and adjust the Base Purchase Price by the Allocation for such Interest; provided, however, in such event Buyer shall be entitled to terminate this Agreement by providing prompt written notice to ExxonMobil. If Buyer elects to so terminate, ExxonMobil shall refund the Performance Deposit to Buyer; or

(3)	elect to resolve the dispute pursuant to the provisions of Article 17.

(c)

If ExxonMobil and Buyer cannot resolve such an error with respect to an Interest assigned to Buyer and discovered within [****] after the Closing Date, then the matter shall be resolved pursuant to the provisions of Article 17.

Notwithstanding the foregoing, the Parties will cooperate at all times after Closing to execute and record correction instruments to correct scrivener’s errors in the preparation of Closing documents.

6.04.     Restrictions on Use. Where any of the Interests include a fee simple interest in real property that has been used for oil, gas, or other mineral operations, the following uses of the affected land, or any portion thereof, are expressly prohibited and forbidden:

(a)

any “residential” construction, development, use or purpose, which shall, without limitation, be interpreted to mean and include a prohibition against use for single or multi-family residences, residences for children, the elderly or the infirm, churches and places of worship, schools, nurseries and other pre-school facilities, nursing or convalescent homes, hospitals, health clinics, or other medical facilities, day care facilities, playgrounds, recreational parks, hotels, motels, bed and breakfasts, parks and in addition to the above, and other “Residential land use” restrictions or limitations set forth or described in any and all building, zoning and land use ordinances, laws, regulations and restrictions by municipal or other governmental authorities applicable to the Property;

(b)

any purpose that would constitute a “Permitted Use” under any of the residential zones, districts, or classifications set forth in any applicable municipal, county or state zoning laws in effect at the Effective Time,

(c)	any agricultural use;

(d)	construction or installation of any basements, parking structures or other sub-surface areas; or

(e)	any water wells for irrigation or drinking purposes.

6.05.      Engineering Controls. Buyer agrees to adopt and use all engineering and related technical assistance available and standard to the industry and any required by Environmental Laws to protect the health and safety of persons and that Buyer will use and implement engineering controls to prevent the migration of vapors and/or liquids containing contamination into any buildings, underground utilities / spaces and / or storm water retention / detention ponds, including without limitation, vapor installation systems, vapor barriers, sealed sumps and storm pond liners as determined to be necessary by a professional engineer license in the state with experience in the field. Buyer shall take measure(s) to isolate building occupants from identified contamination as may be required by Environmental Laws to protect the health of occupants / public.

6.06.     Covenants Running with the Land. The covenants contained in provisions 6.04 and 6.05 of this Agreement shall be covenants running with the land, shall be recorded in the real property records, and shall be binding on Buyer and its successors and assigns.

6.07.     Retention of Title for Gas. During the period from the Effective Time of this Agreement until the Closing Date, ExxonMobil (or a designated Affiliate) shall be deemed to have title to all gas subject to this Agreement for the purposes of contracting for and scheduling transportation of such gas, subject to reconciliation of the net proceeds between ExxonMobil and Buyer in accordance with Article 21 of this Agreement. Further, as of the Closing Date, Buyer shall have title to all gas subject to this Agreement for purposes of contracting for and arranging transportation of such gas; provided, however, that until ExxonMobil has transferred to Buyer all commercial gas marketing activities related to all gas subject to this Agreement, Buyer agrees that ExxonMobil (or a designated affiliate) shall act as Buyer’s agent for purposes of marketing all natural gas subject to this Agreement, including but not limited to the arrangements for transportation of such gas on any interstate or intrastate pipeline. ExxonMobil agrees to provide notification to Buyer when all such marketing activities have been transferred, which transfer shall occur no later than [****] days from the Closing Date, or such date as specified in the Transition Services Agreement.

Article 7.     PRE-CLOSING OBLIGATIONS

7.01.     Preferential Rights.

(a)	Notice. ExxonMobil will notify the preferential rights holders, if any, of applicable preferential rights to purchase the Interests.

(b)

Adjustment to Base Purchase Price. If a third party gives notice of its intent to exercise a preferential right to purchase any of the Interests, the Base Purchase Price will be adjusted by the Allocation for the preferential right property. If Buyer has allocated a positive dollar amount to the preferential right property, the Base Purchase Price will be reduced by the dollar amount of the positive Allocation. If Buyer has allocated a negative dollar amount to the preferential right property, the Base Purchase Price will be increased by the absolute value of the negative Allocation.

(c)

Third Party Failure to Purchase. If a third party gives notice of its intent to exercise a preferential right to purchase any of the Interests, but does not close the purchase for any reason either before or within a reasonable time after Closing (which time shall be no sooner than the time allowed such third party under the terms of the preferential right), Buyer will be obligated to acquire the preferential right property under the terms of this Agreement, for the positive dollar Allocation (or if the Allocation is a negative amount, ExxonMobil will refund the absolute value of the negative amount to Buyer, without interest). Closing on the preferential right property will be scheduled to occur within [****] days after Buyer receives ExxonMobil’s notice that the third party has not closed. The effective time for the preferential right property will be the Effective Time under this Agreement and appropriate adjustments will be made for pre and post effective date revenues and expenses.

7.02.     Related Agreements. Except as otherwise provided in this Agreement, the sale of the Interests will be subject to all oil, gas, and mineral leases, assignments, subleases, farmout agreements, unit agreements, joint operating agreements, pooling agreements, letter agreements, easements, rights-of-way, gathering and transportation agreements, sales agreements, and other agreements concerning or pertaining to the Interests (“Related Agreements”), to the extent that they are binding on ExxonMobil or its successors or assigns. Buyer will assume all of ExxonMobil’s obligations and liabilities under the Related Agreements as of the Effective Time, insofar as the obligations or liabilities concern or pertain to the Interests, and the Parties will execute all documents necessary for Buyer to assume the Related Agreements. Buyer’s obligation applies to all Related Agreements whether recorded or not.

7.03.     Third Party Notifications and Approvals. The sale of the Interests may require the approval or consent of lessors, joint interest owners, farmors, sublessors, assignors, grantors, parties to agreements, governmental bodies having jurisdiction (in addition to applicable antitrust, trade and competition law clearances, if any, required under Article 25), or other third parties.

(a)

ExxonMobil shall prepare and send notices to the holders of third party approvals or consents required for the transfer or assignment to Buyer of those Related Agreements identified on Schedule 7.03 to Exhibit A and will furnish Buyer with proof of each consent or approval so obtained on or before the Closing Date. Buyer shall cooperate and use reasonable efforts to assist ExxonMobil (at no cost to ExxonMobil) in obtaining all such approvals and consents. [****]. ExxonMobil shall not be liable to Buyer by reason of any third party’s refusal to provide a consent or approval under this Section 7.03(a). ExxonMobil will make reasonable efforts to obtain waivers of maintenance-of-uniform interest provisions, if any, from joint interest owners.

(b)

Except as expressly provided in Section 7.03(a), Buyer shall be responsible for obtaining, at its cost and expense, and shall use its reasonable efforts to obtain, all other required consents and approvals for transfer or assignment of an Interest, including but not limited to all required local, state and federal governmental consents and approvals. Provided, however, that ExxonMobil, at is sole discretion, may elect to obtain certain government approvals described in this Section 7.03(b). Other than those governmental consents or approvals that are typically obtained post-Closing (for example, Bureau of Ocean Energy Management assignment approval) or that ExxonMobil agrees may be obtained post-Closing for this transaction, Buyer shall furnish ExxonMobil with proof of each required consent or approval on or before the Closing Date.

(c)

If the Parties are unable to obtain all material third party approvals or consents applicable to the assignment of any Interest (other than those governmental consents or approvals typically obtained post-Closing or to transfer the Related Agreements identified on Schedule 7.03 to Exhibit A) in accordance with and as required under Sections 7.03(a) and 7.03(b), then ExxonMobil may, by written notice to Buyer, elect to either:

(1)	delay Closing as to any or all of the Interests, with no charge to either Party for the delay; or

(2)

with Buyer’s written consent (except that Buyer’s consent shall not be required for governmental approvals typically obtained post-Closing), close without all third party approvals or consents (except those required under Article 25); provided, however, that if Buyer does not so consent, then each Party shall be entitled to terminate this Agreement, with refund of the Performance Deposit, by providing written notice of termination to the other; or

(3)	terminate this Agreement and refund the Performance Deposit; or

(4)

with Buyer’s written consent, remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest. If Buyer does not so consent, then each Party shall be entitled to terminate this Agreement, with refund of the Performance Deposit, by providing written notice of termination to the other.

(d)

Except for any antitrust, trade or competition law clearances required under Article 25, which are conditions precedent to Closing as provided in Article 8.06(b), ExxonMobil and Buyer may mutually agree to close without all third party approvals. If the Parties elect to close without such third party approvals, ExxonMobil may require Buyer to reassign the affected Interest to ExxonMobil if the third party refuses to approve the assignment after Closing. The reassignment will be in the manner described in Section 9.05.

7.04.     Change of Operator. Unless otherwise provided by applicable law, regulation, or Related Agreement, Buyer, at its sole cost, must apply for and obtain any and all regulatory approvals and permits and satisfy requirements of financial security to operate the Interests either that it will operate or for which it intends to stand for election as Operator, and deliver copies or other evidence of compliance to ExxonMobil before Closing.

7.05.     Employees. If Buyer elects to offer employment to the employees of ExxonMobil (or its Affiliates) located on the Interests, the provisions of Exhibit G shall apply.

Article 8.     CLOSING

8.01.     Closing Date. The Closing Date will be on or before August 30, 2019, unless delayed as provided in this Agreement, at ExxonMobil’s offices at 22777 Springwoods Village Parkway, Spring, Texas, or at another place that ExxonMobil designates. If the Parties agree, Closing may be handled by exchange of documents (by mail or by courier). No price adjustment will be made if Closing is delayed except in accordance with Section 8.04(c) and Article 21.

8.02.     Buyer’s Right to Delay Closing. Buyer may, at its sole option and for any reason, delay Closing for up to thirty (30) days after the originally-scheduled Closing Date, upon written notice to ExxonMobil. If Buyer elects to delay Closing, ExxonMobil may require Buyer to pay, an additional performance deposit equal to [****] percent ([****]%) of the Base Purchase Price within [****] ([****]) days. The additional performance deposit will be treated as part of the Performance Deposit for all purposes under this Agreement.

8.03.     ExxonMobil’s Right to Delay Closing. In addition to its rights under Article 7.03, ExxonMobil may, at its sole option and for any reason, delay Closing for up to thirty (30) days after the originally-scheduled Closing Date, upon written notice to Buyer.

8.04.     Closing Obligations.

(a)

Certificates of Authority. Buyer may require ExxonMobil to deliver, at least five (5) days before the Closing Date, a copy of a power of attorney for each individual executing the closing documents as evidence that the individual has authority to act on behalf of ExxonMobil. ExxonMobil may require Buyer to deliver, at least five (5) days before the Closing Date, certificates in form and substance satisfactory to ExxonMobil, effective as of the Closing Date and executed by Buyer’s duly authorized officer, partner, or owner, as appropriate, to the effect that:

(1)

Buyer has all requisite corporate, partnership, or other power and authority to purchase the Interests on the terms of this Agreement and to perform its other obligations under this Agreement and has fulfilled all corporate, partnership, or other prerequisites to closing this transaction; and

(2)	each individual executing the closing documents has the authority to act on behalf of Buyer.

(b)

Change of Operatorship. For ExxonMobil-operated Interests, and except to the extent typically obtained post-Closing or waived by ExxonMobil, Buyer will deliver to ExxonMobil on or before the Closing Date evidence of the following:

(1)

that Buyer has complied with the requirements of all laws and regulations relating to the transfer of operatorship, including those regarding the assumption of responsibility for the plugging and abandoning of each Well that is included in the applicable Interests or located on the Property, including any financial security requirements; and

(2)	that Buyer has, to the extent possible under applicable regulations, obtained all necessary permits or transfers of permits to operate the applicable Interests and Property.

(c)

Closing Settlement Statement. Within [****] ([****]) days prior to the Closing Date, ExxonMobil will provide a Closing Settlement Statement (the “Closing Settlement Statement”) including items such as Base Purchase Price, adjustments to the Base Purchase Price (if any), Performance Deposit, revenue received, costs and expenses as provided in this Agreement, Ad Valorem Taxes, severance taxes, federal excise and energy taxes, gas imbalance adjustments, and copying and recording fees, to the extent this information is available at Closing. ExxonMobil will use reasonable estimates in the Closing Settlement Statement to the extent that estimates are necessary and may correct the estimates in the Final Settlement Statement.

The Purchase Price will be increased, without duplication, by the following expenses and revenues:

(i)

ExxonMobil’s share of all actual production and operating costs and expenses, overhead charges under applicable operating agreements, and capital expenditures paid or incurred by ExxonMobil in connection with ownership or operation of the Interests and Properties (including royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Interests or Properties for the period on and after the Effective Date;

(ii)

ExxonMobil’s share of any proceeds from the sale of hydrocarbons produced from or attributable to the Interests and Properties and other income from the Interests and Properties received by Buyer, and the value of any stock tank oil and any pipeline inventory, to the extent they are attributable to the ownership or operation of the Interests or Properties before the Effective Date; and

(iii)	Any other increases in the Purchase Price specified in this Agreement or otherwise agreed in writing between ExxonMobil and Buyer prior to or at Closing.

The Purchase Price will be decreased, without duplication, by the following expenses and revenues:

(i)

ExxonMobil’s share (Buyer’s share after Closing) of any proceeds from the sale of hydrocarbons produced from or attributable to the Interests and Properties, and other income attributable to the Interests and Properties and received by ExxonMobil, and the proceeds from any sale by ExxonMobil of any stock tank oil and any pipeline inventory, to the extent they are attributable to the ownership and operation of the Interests or Properties on or after the Effective Date;

(ii)	Any other decreases in the Purchase Price specified in this Agreement or otherwise agreed in writing between ExxonMobil and Buyer; and

(iii)

Any amounts received or to be received by ExxonMobil for the sale, salvage or other disposition after the Effective Date of any equipment without Buyer having received full payment therefor, unless otherwise adjusted under another provision of this Agreement.

(d)	Closing Documents. The Parties, as indicated, will execute the following instruments to close this transaction:

(1)

An instrument in the form of the Assignment and Bill of Sale attached as Exhibit C, modified to the extent necessary to conform to the terms of this Agreement. The Assignment and Bill of Sale will be effective as of the Effective Time, be without warranty of any kind (e.g., title, fitness, condition) other than the special warranty expressly described in Article 5 of Exhibit C, and restate the indemnities, releases, and waivers contained in this Agreement. Exhibit A-1 to this Agreement states ExxonMobil’s working and net revenue interests, to the best of ExxonMobil’s knowledge and belief The Assignment and Bill of Sale will not, however, state or warrant the working or net revenue interests assigned to Buyer.

If ExxonMobil will own an interest after Closing in any Interest or Property (including overriding royalties, deep rights, and facilities, equipment, or pipelines) or continue to own interests for which ExxonMobil requires access across the Interests or Property in order to exercise its rights, then, in the Assignment and Bill of Sale, ExxonMobil will reserve concurrent interests in the applicable easements, rights-of-way, contracts, and other rights relating to the retained or reserved interests. In the event ExxonMobil retains an overriding royalty interest or other interest in production in the Interests, the Assignment and Bill of Sale shall also grant ExxonMobil the right to audit Buyer’s records relating to such retained interest.

ExxonMobil may require the Parties to execute separate instruments for each state or county in which the Interests are located to facilitate timely recording.

(2)	Letter-in-lieu-of-transfer order (or other instrument) to give notice of this transaction to remitters of proceeds.

(3)	The Property Sales Accounting Agreement, substantially in the form of Exhibit D attached hereto.

(4)	Special Warranty Deed(s), substantially in the form of Exhibit J attached hereto.

(5)	Right(s)-of-Way, substantially in the form of Exhibit K attached hereto.

(6)

Other documents reasonably required to close this transaction and implement the terms of this Agreement, including deeds, bills of sale, and the like and instruments necessary under operating agreements, plans of unitization, laws, and regulations affecting the Interests to transfer the Interests and related obligations from ExxonMobil to Buyer.

(7)

Change-of-operator forms for each Well that Buyer intends to operate after Closing. If the Operator of a Well must be elected or designated after Closing, the applicable instruments will be executed after the election or designation, as applicable.

(8)	The Closing Settlement Statement.

(9)	A mutually acceptable Transition Services Agreement, substantially in the form of Exhibit I attached hereto.

(10)	Subject to Section 7.03(b), any documents and permits necessary or required by the applicable regulatory agency or governmental body to convey the Interests and transfer operations to Buyer.

(e)

Third-Party Consents. At Closing, Buyer or ExxonMobil, as applicable, will deliver proof of third-party consents and approvals as required in Section 7.03(a) and Section 7.03(b), unless the Parties agree to close without all required third-party consents and approvals, as provided in Section 7.03(c).

(f)

Financial Security. Contemporaneously with the execution of this Agreement, Buyer has delivered to ExxonMobil a Performance Bond in the amount of $[****] (the “Penal Sum”) in favor of ExxonMobil (“the Performance Bond”) as evidence of Buyer’s financial security to guarantee Buyer’s obligations as provided in Section 9.08, which Performance Bond will become effective if, as and when Closing occurs.

(1)

Upon occurrence of any of the following and after prior notice to Buyer of at least ten (10) Business Days, ExxonMobil may draw on the Performance Bond, in whole or in part, but such a draw on the Performance Bond will not release or discharge Buyer from its obligations under this Agreement:

(A)	ExxonMobil is required in any manner to perform obligations under Section 9.08, whether pursuant to an order or directive issued by a governmental body or regulatory agency or otherwise; or

(B)

Buyer is in default of any of its obligations under Section 9.08 and ExxonMobil has opted to therefore perform any or all such obligations of Buyer (provided however that nothing herein shall be construed as imposing an obligation upon ExxonMobil to so perform).

(2)

If Surety has its certificate of suretyship revoked or its Issuer Rating by Standard & Poor’s drops below A with a stable outlook, within [****] ([****]) days of such occurrence, the Buyer will replace the Performance Bond with another performance bond in a form substantially similar to the form attached as Exhibit H issued by a mutually agreeable financial institution, as replacement Surety, (“Replacement Performance Bond”). In such event, ExxonMobil: (A) shall execute such Replacement Performance Bond within fifteen (15) days after it is provided to ExxonMobil by Principal and the replacement Surety, and (B) release and discharge any prior Performance Bond and the obligations of Buyer and the surety thereunder.

(3)	[****].

(4)

The Parties agree and acknowledge that the Penal Sum does not represent the sum of anticipated costs associated with all P&A Obligations contemplated by this Agreement, nor is it intended to limit Buyer’s liability related to the P&A Obligations.

(5)

Notwithstanding the above, if Buyer provides to the Bureau of Ocean Energy Management, the Bureau of Safety and Environmental Enforcement, and/or the State of Alabama (collectively “the Regulator”) supplemental bond(s) intended for any of the P&A Obligations (“Supplemental Bond(s)”) and, with respect to any such Supplemental Bond(s) provided to the Bureau of Ocean Energy Management and/or the Bureau of Safety and Environmental Enforcement, ExxonMobil is named as a co-obligee for such Supplement Bond(s) (“Co-Obligee Bonds”), then the Penal Sum of the Performance Bond (and Replacement Performance Bond, if applicable) will be reduced by the amount of such Supplemental Bond(s), proportionate to ExxonMobil’s interest in the Lease(s) assigned to Buyer and to which the Supplemental Bond applies; provided that, if the Regulator does not accept a Co-Obligee Bond after reasonable efforts by Buyer to secure such acceptance, the Penal Sum of the Performance Bond (and Replacement Performance Bond, if applicable) will be reduced by the amount of any Supplemental Bond posted in favor of the Regulator only. However, it is expressly agreed that the Penal Sum of the Performance Bond (and Replacement Performance Bond, if applicable) shall not be reduced or affected in any way by any area wide, base or general bonds (including a State of Alabama Oil & Gas Board operator blanket bond) that Buyer may provide to the Regulator. If the Regulator reduces any Supplemental Bond(s) for reasons not due to a fulfillment of any P&A Obligation (for example if Buyer has attained an exempt status as determined by the Regulator), then the amount of the Performance Bond shall immediately increase to offset such reduction, but in no event shall such increase be greater than the amount necessary to satisfy the then current obligation under Exhibit H-1, and the new Penalty Sum shall be determined in accordance with this Section 8.04(f).

(6)

At any time after [****], but no more often than once every [****] ([****]) months, Buyer shall have the right to request a review of the P&A Obligations and potential reduction of the Penal Sum and a revision to Exhibit H-1 (each a “Redetermination Review”). Buyer must submit a written request to ExxonMobil for each Redetermination Review, which request shall not be unreasonably denied, conditioned or withheld. The Parties shall schedule a Redetermination Review at a time and place mutually convenient to the Parties. At each Redetermination review, Buyer shall provide P&A Documentation, as described in Section 8.04(f)(8) below.

(7)

On or before the date that is [****] ([****]) days after each Redetermination Review, ExxonMobil shall execute a release of an amount of the Penal Sum of the Performance Bond, if determined necessary in the Redetermination Review.

(8)

For purposes of this Section 8.04(f) and Section 9.08, reasonably satisfactory evidence that a P&A Obligation has been performed shall include executed forms or other written documentation as may be provided to any governmental authority under applicable law to reflect the completion of a P&A Obligation (including, without limitations, forms and documentation related to plugging and abandonment activities, site clearance activities and pipeline abandonment or removal activities and completion of remediation activities (collectively, the “P&A Documentation”).

(9)

Until such time as all of the P&A Obligations have been performed, ExxonMobil reserves, with prior notice to Buyer of at least five (5) Business Days, access rights to the Interests and Property for the limited purpose of documenting and/or verifying the P&A Obligations, as needed.

(g)

Payment to ExxonMobil. At Closing, Buyer will pay ExxonMobil the net amount shown on the Closing Settlement Statement by funds transfer as that term is defined in Chapter 4 of the Texas Business and Commerce Code. This amount is subject to further adjustment after Closing as provided in this Agreement. Notwithstanding any other provision of this Agreement, Buyer must make payment by the specific means stated, or ExxonMobil may refuse to proceed with Closing until ExxonMobil, in its sole discretion, is satisfied that it has received full payment. This right is in addition to all other rights and remedies ExxonMobil may have under this Agreement, at law, or in equity.

(h)

Delivery of Possession. Subject to the terms of applicable joint operating agreements, if any, the Related Agreements, and this Agreement, ExxonMobil will deliver possession of the Interests to Buyer as soon as practicable after the Closing Date.

8.05.     Offset of Amounts Owed to ExxonMobil and Affiliates. Before Closing, ExxonMobil may review all outstanding accounts between Buyer and ExxonMobil and its Affiliates and include any undisputed amounts due to ExxonMobil or any of its Affiliates in the Closing Settlement Statement. Buyer will pay the undisputed amounts due to ExxonMobil or any of its Affiliates, if any, as a condition of Closing.

8.06.       Conditions Precedent. The following are conditions precedent to ExxonMobil’s obligation to close this transaction:

(a)	Buyer’s performance of its obligations under this Article 8 is a condition precedent to ExxonMobil’s obligation to close this transaction; and

(b)

(i) any applicable waiting period under the HSR Act or other applicable competition laws shall have expired or have been terminated; (ii) all applicable waiting and other time periods under other applicable foreign, federal, or state antitrust, competition or fair trade laws or applicable laws have expired, lapsed, or been terminated (as appropriate) and all regulatory clearances and consents in any relevant jurisdiction, and required to be obtained prior to Closing, have been obtained; in each case, in respect of the transaction covered by this Agreement; and

(c)

Buyer shall have furnished to ExxonMobil all material consents and approvals under Section 7.03(b) (other than those governmental approvals typically obtained post-Closing or that ExxonMobil agrees may be obtained post-Closing), unless such consents or approvals have been waived under Section 7.03(c)(2) or the affected Interests have been removed pursuant to Section 7.03(c)(4).

The following are conditions precedent to Buyer’s obligation to close this transaction:

(a)	ExxonMobil’s performance of its obligations under this Article 8 is a condition precedent to Buyer’s obligation to close this transaction; and

(b)

(i) any applicable waiting period under the HSR Act or other applicable competition laws shall have expired or have been terminated; (ii) all applicable waiting and other time periods under other applicable foreign, federal, or state antitrust, competition or fair trade laws or applicable laws have expired, lapsed, or been terminated (as appropriate); and (iii) all regulatory clearances and consents in any relevant jurisdiction, and required to be obtained prior to Closing, have been obtained; in each case, in respect of the transaction covered by this Agreement; and

(c)

ExxonMobil shall have furnished to Buyer all material consents and approvals under Section 7.03(a), unless Buyer has agreed to waive such consents or approvals under Section 7.03(c)(2) or the affected Interests have been removed pursuant to Section 7.03(c)(4).

8.07.       Buyer’s Representation by Closing. By closing this transaction, Buyer will be deemed to represent to ExxonMobil that all Buyer’s representations under this Agreement and the Additional Instruments are true as of the Closing Date.

8.08.        Insurance.

(a)

ExxonMobil and Buyer acknowledge that Exxon Mobil Corporation maintains a worldwide program of property and liability insurance coverage for itself and its Affiliates, including ExxonMobil. This program has been designed to achieve a co-coordinated risk management package for the entire ExxonMobil corporate group. The program consists principally of four types of policies:

(1)	policies issued to Exxon Mobil Corporation or its predecessors;

(2)	policies issued directly to Affiliates by ExxonMobil’s wholly-owned insurance company, Ancon Insurance Company, Inc., (herein referred to as “ExxonMobil’s Captive Insurer”);

(3)	policies issued to Affiliates by locally admitted insurers which are reinsured by ExxonMobil’s Captive Insurer; and

(4)	policies issued to Affiliates by locally admitted insurers which are self-insured by way of retrospective premiums paid by the relevant Affiliate.

All of the insurance policies through which the worldwide program of coverage is presently or has previously been provided by or to Exxon Mobil Corporation, its predecessors or Affiliates are herein referred to collectively as the “ExxonMobil Policies.”

(b)	It is understood and agreed by Buyer that from and after the Closing Date:

(1)	No insurance coverage shall be provided under the ExxonMobil Policies to Buyer ; and

(2)

Any and all policies insured or reinsured by ExxonMobil’s Captive Insurer which, but for this provision, would have insured the transferred asset shall be deemed terminated, commuted and cancelled ab initio; and

(3)

No Claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer against or with respect to any of the ExxonMobil Policies regardless of their date of issuance.

If the Effective Time is before the Closing Date, the termination of insurance will be retroactive to the Effective Time.

(c)

BUYER SHALL INDEMNIFY AND DEFEND EXXONMOBIL, ITS PARENTS AND AFFILIATES AGAINST, AND SHALL HOLD THEM HARMLESS FROM, ANY CLAIM MADE AFTER THE CLOSING DATE AGAINST ANY OF THE EXXONMOBIL POLICIES BY BUYER OR ITS AFFILIATES OR ANY COMPANY OR PERSON CLAIMING ANY RIGHT TO COVERAGE UNDER THE EXXONMOBIL POLICIES, INCLUDING ALL COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) RELATED THERETO. SUCH INDEMNITY SHALL COVER, WITHOUT LIMITATION, ANY CLAIM BY AN INSURER FOR REINSURANCE, RETROSPECTIVE PREMIUM PAYMENTS OR PROSPECTIVE PREMIUM INCREASES ATTRIBUTABLE TO ANY SUCH CLAIM.

Notwithstanding any provision of this agreement to the contrary, Buyer’s insurance policy(ies) shall: (1) cover ExxonMobil and its Affiliates as additional insureds for liabilities arising from or assumed under this Agreement; and (2) be primary as to all other policies (including any deductibles or self-insured retentions). It is further agreed that Buyer and its insurer(s) providing coverage shall waive all rights of subrogation and/or contribution against ExxonMobil and its Affiliates to the extent liabilities are assumed by the Buyer.

8.09.     Right to Terminate. Notwithstanding anything herein to the contrary, in the event that Closing has not occurred on or before February 28, 2020 for reasons not within the control of ExxonMobil, ExxonMobil shall have a continuing right thereafter to terminate this Agreement by providing written notice of termination to Buyer. In the event of such termination, ExxonMobil shall refund the Performance Deposit, however, ExxonMobil’s obligation to return the Performance Deposit shall be subject to [****]. Notwithstanding anything herein to the contrary, in the event that Closing has not occurred on or before February 28, 2020 for reasons not within the control of Buyer, Buyer shall have a continuing right thereafter to terminate this Agreement by providing written notice of termination to ExxonMobil. In the event of such termination, ExxonMobil shall refund the Performance Deposit, however, ExxonMobil’s obligation to return the Performance Deposit shall be subject to [****].

Article 9.     POST-CLOSING OBLIGATIONS

9.01.     Filing and Recording. ExxonMobil will decide which Party will file or record the conveyancing documents in the appropriate governmental records. The recording Party will provide either the original or photocopies of the filed or recorded document, including the recording data, as agreed by the Parties, to the non-recording Party. Buyer will reimburse ExxonMobil for the filing, recording, and other reasonable fees that ExxonMobil incurs if ExxonMobil files or records the documents.

9.02.     Copies. Within [****] ([****]) days after the Closing Date, ExxonMobil will deliver to Buyer, at Buyer’s cost and request, copies of data and records relating to the Interests and Property (including, but not limited to, geophysical data (subject to third party licensing obligations), well files, seismic data, field surveys, field tapes and notes, and reprocessed data, if available). ExxonMobil is not obligated to provide copies of any data or records that would not have been made available to Buyer under Section 5.01. Buyer must advise ExxonMobil before Closing which data and records that it wants to be copied. If Buyer requests geophysical data and if ExxonMobil is not restricted from releasing the data to Buyer, Buyer’s execution of a licensing agreement satisfactory to ExxonMobil will be a condition of ExxonMobil’s delivering the data to Buyer. For leases subject to the jurisdiction of the Bureau of Ocean Energy Management and/or Bureau of Safety and Environmental Enforcement, and to the extent requested by Buyer or as required by applicable law or regulation, ExxonMobil will sign and deliver to Buyer a list of the copies of data and records delivered to Buyer (with omissions noted and explained for records required under federal regulations, but which are not available). Buyer will sign the list and submit it to the Bureau of Ocean Energy Management and/or Bureau of Safety and Environmental Enforcement in accordance with applicable regulations. ExxonMobil retains the right to use and disclose any data and records provided to Buyer.

If originals or the last-remaining copies of any data or records are provided to Buyer, ExxonMobil may have access to them at reasonable times and upon reasonable notice during regular business hours for as long as any Interest is in effect after the Effective Time (or for 21 years in the case of a mineral fee or other non-leasehold interest or a longer period if required by law or governmental regulation). ExxonMobil may, during this period and at its expense, make copies of the data and records pursuant to a reasonable request. Without limiting the generality of the two preceding sentences, for as long as any Interest is in effect after the Effective time (or for 21 years in the case of a mineral fee or other non-leasehold interest or for a longer period if required by law or governmental regulation), Buyer may not destroy or give up possession of any original or last-remaining copy of the data or records without first offering ExxonMobil the opportunity, at ExxonMobil’s expense, to obtain the original or a copy. After this period expires, Buyer must offer to deliver the data and records (or copies) to ExxonMobil, at ExxonMobil’s expense, before giving up possession or destroying them.

9.03.     Further Assurances. Buyer and ExxonMobil each will, from time to time after Closing and upon reasonable request, execute, acknowledge, and deliver in proper form any conveyance, assignment, transfer, or other instrument reasonably necessary to accomplish the purposes of this Agreement.

9.04.     Post-Closing Third-Party Consents. If the Parties elect to close without all third-party consents and approvals pursuant to Article 7.03 (except for those governmental consents or clearances required to be obtained prior to Closing under Article 25), ExxonMobil and Buyer will proceed diligently after Closing to obtain them. [****]. This obligation will end only if an Interest is reassigned under this Section 9.04.

9.05.    Reassignment. For reassignment of any Interest under this Agreement, Buyer will execute and deliver to ExxonMobil a reassignment by special warranty, in a form satisfactory to ExxonMobil and sufficient to place ExxonMobil in the same position it occupied before the assignment to Buyer. Buyer’s release and discharge of ExxonMobil and its Associated Parties, its covenant not to sue ExxonMobil or its Associated Parties, and its obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless will apply to Interests that are reassigned for the period of Buyer’s ownership, and the reassignment instrument will restate Buyer’s obligations.

9.06.     Buyer’s Compliance. Buyer will comply with all rules, regulations, statutes, and laws applicable to Buyer’s ownership or operation of the Interests or Property and with all Related Agreements, insofar as they concern or pertain to the Interests.

9.07.     Property Sales Accounting Agreement. Buyer will perform all its obligations under the Property Sales Accounting Agreement, including payment of rentals, shut-in payments, and minimum royalties.

9.08.     Plugging and Abandoning Wells: Remediation. Buyer recognizes, and will either perform or assure that performance is accomplished properly and in accordance with applicable law and the Related Agreements, all obligations to abandon, restore, and remediate the Interests and Property, whether arising before or after the Effective Time, including obligations, as applicable, to:

(a)	obtain plugging exceptions in Operator’s name for each Well with a current plugging exception, or permanently plug and abandon the Well;

(b)	plug, abandon, and if necessary, re-abandon each Well;

(c)	remove all equipment and facilities, including flowlines, pipelines, and platforms;

(d)	close all pits; and

(e)	restore the surface, subsurface, and offshore sites associated with the Interests or Property.

Buyer will pay all costs and expenses associated with the obligations assumed under this Section 9.08. Buyer shall obtain a performance bond as described in Section 8.04(f) to guarantee Buyer’s obligations under this Section. Pursuant to Section 8.04(f), Buyer will deliver the required performance bond at execution of this Agreement.

Article 10.     TAXES

10.01.     Ad Valorem Taxes. Ad valorem taxes (including production-based ad valorem taxes), real property taxes, and similar obligations imposed on the Interests and Property according to their value (“Ad Valorem Taxes”) with respect to the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between ExxonMobil and Buyer. The Parties will make settlement of all Ad Valorem Taxes by estimating the Ad Valorem Taxes to be due for the tax period in which the Effective Time occurs based on the Ad Valorem Taxes assessed and paid for the immediately prior tax period. Such settlement of taxes shall be part of the Closing Settlement Statement. Buyer will be responsible for all Ad Valorem Taxes and interest that are applied to the Interests retroactively after the Effective Time.

10.02.     Production Taxes. All taxes (other than Ad Valorem Taxes and income taxes) imposed on or with respect to the production of Oil, gas, or other hydrocarbons or minerals, or the receipt of proceeds from their sale (including severance, production, and excise taxes) will be apportioned between the Parties as of the Effective Time. ExxonMobil will be responsible for paying or withholding all taxes that have accrued before the Effective Time or as otherwise provided in the Property Sales Accounting Agreement and for filing all statements, returns, and documents pertinent to them. Buyer will be responsible for paying or withholding all taxes that accrue or are applied retroactively after the Effective Time or as otherwise provided in the Property Sales Accounting Agreement; for filing all statements, returns, documents incident to them; and for obtaining reimbursements, if any, relating to those taxes.

10.03.     Other Taxes. At Closing, ExxonMobil will collect, and Buyer will pay, all applicable state and local sales taxes, use taxes, gross receipts taxes, business license taxes, other taxes (except taxes imposed by reason of income to ExxonMobil), conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the transfer of the Interests pursuant to this Agreement. The taxes collected will be based on Buyer’s Allocations, as adjusted under this Agreement. Buyer will pay all state and local taxes, including penalty and interest, if any, assessed after the Effective Time against either Party with respect to this transaction or, if paid by ExxonMobil, Buyer will promptly reimburse ExxonMobil for amounts paid.

10.04.     Tax-Deferred Exchange. If applicable and if requested by a Party, each Party agrees to reasonably cooperate to structure the transaction as a like-kind exchange under Section 1031 of the Code of all or part of the Interests (a “Like-Kind Exchange Transaction”) including executing escrow instructions, documents, agreements or other instruments as reasonably requested by a Party. Each Party may assign its rights and obligations under this Agreement to its affiliate or a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) and/or to an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37) in connection with a Like-Kind Exchange Transaction.

However, ExxonMobil and Buyer acknowledge and agree that any assignment of this Agreement to an affiliate or a Qualified Intermediary or Exchange Accommodation Titleholder does not release either party from any of its respective liabilities and obligations to the other party under this Agreement. If a Like-Kind Exchange Transaction occurs, the parties recognize that IRS Form 8824, Like-Kind Exchanges, will be required to be filed, and each party consents to the filing of such Form and will fully cooperate, to the extent, necessary, with the other party in filing such Form.

Article 11.     OIL IN STORAGE, PROCEEDS, COSTS, EXPENSES, CLAIMS, AND DISBURSEMENTS

11.01.     Oil in Storage.

(a)

All Oil in storage at the Effective Time, including working inventory, belongs to ExxonMobil. Title to Oil in storage for both ExxonMobil-operated Interests and Interests operated by others will transfer to Buyer as of the Effective Time.

(b)

ExxonMobil, at its sole option, may include as “Oil in storage” all Oil in the system downstream of the wellhead at the Effective Time, including Oil in stock tanks, wash tanks, heater treaters, flowlines, and pipelines. For ExxonMobil-operated Interests, at the Effective Time ExxonMobil will:

(1)	at its sole option, either run or gauge the Oil in storage; and

(2)	read and replace all gas meter charts.

If the Effective Time is after the Execution Date, Buyer may be present for these operations.

(c)

ExxonMobil will use measured Oil inventories in the Closing Settlement Statement, if available or, if not available, then estimated Oil inventories. The estimates will be based on the average month-end inventories of the three most recent calendar months prior to the Effective Time. If there is a difference between the value of the estimated Oil in storage and the value of inventories run or gauged at the Effective Time, ExxonMobil may include the difference in the Final Settlement Statement.

(d)

Oil inventories will be credited in the Closing Settlement Statement. The assessed value of the Oil in Storage will be priced at the price received for the most recent full month of production preceding the Effective Time.

11.02.     Proceeds, Costs, and Expenses.

(a)	Except as otherwise provided in this Agreement and without prejudice to the provisions of the Property Sales Accounting Agreement:

(1)	ExxonMobil reserves all rights to proceeds, receipts, reimbursements, credits, and income attributable to the Interests and accruing before the Effective Time; and

(2)	all proceeds, receipts, credits, income, and charges attributable to the Interests and accruing after the Effective Time will be Buyer’s property and responsibility.

For accounts held in suspense or escrow at Closing, ExxonMobil will disburse funds to Buyer at Closing and Buyer shall assume the obligation to make payment of such amounts as they become due and payable following Closing.

(b)	Except as otherwise provided in this Agreement and without prejudice to the provisions of the Property Sales Accounting Agreement, ExxonMobil will make all disbursements for:

(1)	payment of charges and invoices for costs and expenses accruing before the Effective Time and attributable to the Interests; and

(2)	payments necessary as the result of sales of production from the Interests occurring before the Effective Time (including disbursements out of proceeds held in suspense or escrow).

(c)

Buyer will be responsible for all payments and disbursements after the Effective Time but if ExxonMobil makes any of these payments or disbursements (including rentals paid prior to the Effective time, but covering periods after the Effective Time), Buyer will reimburse ExxonMobil for the amounts paid. ExxonMobil will be responsible for all payments and disbursements before the Effective Time but if Buyer makes any of these payments or disbursements (including rentals paid after the Effective time, but covering periods before the Effective Time), ExxonMobil will reimburse Buyer for the amounts paid. All amounts due from one Party to the other under this Section 11.02 may be made by debits and credits in the Closing Settlement Statement and Final Settlement Statement.

11.03.     Notice to Remitters of Proceeds. ExxonMobil will make reasonable efforts to notify all remitters of proceeds from the sale of production of this transaction. Except as otherwise provided in the Property Sales Accounting Agreement, ExxonMobil is responsible for obtaining from the remitters revenues accrued before the Effective Time, and Buyer is responsible for obtaining from the remitters revenues accruing after the Effective Time. The Parties will inform the remitters that this transaction has closed by letter-in-lieu-of-transfer order or other documents required by each remitter.

11.04.     Reservation of Claims. ExxonMobil reserves all Claims and rights of any kind concerning the Interests or Property against third parties that accrue before the Effective Time (including those against overriding royalty owners, royalty owners, working-interest owners, and gas purchasers), whether discovered before or after Closing. Buyer reserves all Claims and rights of any kind concerning the Interests or Property against third parties that accrue after the Effective Time (including those against overriding royalty owners, royalty owners, working-interest owners, and gas purchasers), whether discovered before or after Closing.

Article 12.     EXXONMOBIL-OPERATED INTERESTS

12.01.     Operation by ExxonMobil. ExxonMobil will operate the ExxonMobil-operated Interests and Properties (i) from the Execution Date and until the later of: (1) the Closing Date, or (2) such time as the applicable operating agreement, plan of unitization or law requires, or (3) the time specified in the Transition Services Agreement, subject always to the requirements of applicable operating agreements; (ii) in a manner consistent with its past practices; and (iii) will not, without Buyer’s prior approval (which approval shall not be unreasonably withheld), enter into any single commitment for capital expenditure with respect to any of the ExxonMobil-operated Interests or Property that would be binding on Buyer after Closing and that would commit Buyer to spend more than [****] dollars ($[****]) on such Interest or Property, except for expenditures required or necessitated under the applicable operating agreements and emergency expenditures. Subject to the Transition Services Agreement, as soon as practicable thereafter, operations will be turned over to, and become the responsibility of, ExxonMobil’s successor as Operator. Notwithstanding anything to the contrary in this Agreement but subject to the Transition Services Agreement, ExxonMobil may cancel its applicable regulatory permits at any time and for any reason after it ceases to operate an Interest, unless such permits are transferable to Buyer, in which case the Parties shall meet to discuss such permits and the potential transferee of the permits to Buyer. ExxonMobil will not sell, transfer, dispose or encumber any of the Interests or Properties (whether operated by ExxonMobil or not) without the prior written consent of Buyer, except for sales of hydrocarbons in the ordinary course of business.

12.02.     Charges Paid by Buyer. For the period of operation by ExxonMobil after the Effective Time, subject to the approvals required under Section 12.01, Buyer will pay ExxonMobil as follows:

(a)	Operation and Maintenance Expenses. Operation and maintenance expenses in accordance with upward adjustments to the Purchase Price as reflected in Section 8.04(c).

(b)

Other Costs. Reimbursement for workover costs, plugging, abandoning, and re-abandoning costs, CO2 purchases, prepaid items (e.g., utility charges, rentals, deposits and any other prepays excluding taxes) prorated before and after the Effective Time, and other major costs incurred by ExxonMobil incidental to the operation, protection, and maintenance of the Interests and Property, on an actual-cost basis (but not duplicative of amounts reflected in Section 8.04(c). The only exception to Buyer’s obligation for reimbursement under this Section 12.02(b) is for fifty percent (50%) of the costs incurred pursuant to ExxonMobil AFE No. [†††††] and directly attributable to the workover of the Mobile Bay 827 No. 1 well (API No. 608154003000). ExxonMobil will be responsible for the remaining fifty percent (50%) of such costs.

(c)	Overhead. Overhead at a rate equal to $[****] per month pro rata.

These charges will be included in the Closing Settlement Statement or Final Settlement Statement, as applicable.

12.03.     Risk of Loss. Unless this Agreement is terminated as to an Interest, the risk of loss for damage to or destruction of the ExxonMobil-operated Interests and Property associated with that Interest will pass from ExxonMobil to Buyer as of the Effective Time, even if such damage or destruction is caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its Associated Parties or any third party and regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability, and any such damage or destruction will not be cause for Buyer to delay Closing or terminate this Agreement.

12.04.     Selection of Operator. ExxonMobil may elect to poll the parties to applicable joint operating agreements or plans of unitization before Closing to select a successor Operator. The poll may stipulate that ExxonMobil will not resign as Operator unless Closing occurs. ExxonMobil may resign as Operator under applicable regulations if Buyer does not diligently pursue its designation as Operator of the Interests that it will operate. If ExxonMobil does not poll, then it will be Buyer’s responsibility to do so immediately after Closing. Buyer’s selection as Operator, whether under a joint operating or similar agreement or pursuant to applicable regulations, is not a condition of Buyer’s performance under this Agreement.

12.05.     Removal of Signs. ExxonMobil may either remove its name and signs from the ExxonMobil-operated Interests and Property or require Buyer to do so for those Interests that it will operate. Once Buyer has become Operator, Buyer must:

(a)

remove any remaining signs and references to ExxonMobil from the Property or Interests promptly, but no later than the time required by applicable regulations or forty-five (45) days after ExxonMobil ceases to be Operator, whichever occurs first;

(b)	install signs complying with applicable governmental regulations, including signs showing Buyer as Operator of the Interests it operates; and

(c)	notify ExxonMobil of the removal of signs and references to ExxonMobil and installation of new signs.

ExxonMobil reserves a right of access to the Interests and Property after it ceases to be Operator to remove its signs and name from all Wells, facilities, and Property, or to confirm that Buyer has done so for the Interests operated by Buyer. If ExxonMobil removes signs because Buyer has not done so, ExxonMobil will charge its costs to Buyer, and Buyer will pay the invoice within 15 days of receipt.

Article 13.     INTERESTS OPERATED BY OTHERS

13.01.     Charges Paid by Buyer. Buyer will reimburse ExxonMobil for charges made by the Operator of Interests not operated by ExxonMobil after the Effective Time and paid by ExxonMobil and will pay overhead to ExxonMobil at a rate equal $[****] per month pro rata.

13.02.     Risk of Loss. Unless this Agreement is terminated as to an Interest, the risk of loss for damage to or destruction of each Interest operated by others and the Property associated with that Interest will pass from ExxonMobil to Buyer as of the Effective Time, even if such damage or destruction is caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its Associated Parties or any third party and regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability. Any such damage or destruction will not be cause for Buyer to delay Closing or terminate this Agreement.

Article 14.     [****]

Article 15.     INTENTIONALLY LEFT BLANK

Article 16.     RELEASE, DISCHARGE, AND COVENANT NOT TO SUE; OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS; LIMITATION OF DAMAGES

16.01.     Buyer’s Release and Discharge of ExxonMobil and its Associated Parties. Buyer releases and discharges ExxonMobil and its Associated Parties from each Claim and Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable. Buyer’s release and discharge of ExxonMobil and its Associated Parties includes claims and liabilities caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its Associated Parties or any third party and apply regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability. The only exception to Buyer’s release and discharge of ExxonMobil and its Associated Parties is stated in Sections 16.03(b), and 16.04(e), and the release and discharge are binding on Buyer and its successors and assigns.

16.02.     Buyer’s Covenant Not to Sue ExxonMobil or its Associated Parties. Buyer covenants not to sue ExxonMobil or its Associated Parties with regard to any Claim or Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable. Buyer’s covenant not to sue ExxonMobil or its associated parties includes claims and liabilities caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its associated parties or any third party and applies regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability. The only exception to Buyer’s covenant not to sue ExxonMobil or its Associated Parties is stated in Section 16.04(e), and the covenant is binding on Buyer and its successors and assigns.

16.03.     Obligations to Indemnify, Defend, and Hold Harmless, Limitation of Damages.

(a)

Buyer will indemnify, defend, and hold ExxonMobil and its Associated Parties harmless from each Claim and Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable. Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its associated parties harmless include claims and liabilities caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its associated parties or any third party and apply regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability. The only exceptions to Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless are stated in Sections 16.03(b), 16.04(c) and 16.04(e), and the obligations are binding on Buyer and its successors and assigns.

(b)

ExxonMobil will release, discharge, indemnify, defend, and hold Buyer and its Associated Parties harmless from any breaches of the covenants, representations and warranties of ExxonMobil in Section 19.05. ExxonMobil’s obligations to indemnify, defend, and hold buyer and its associated parties harmless include claims and liabilities caused in whole or in part by the sole, joint, concurrent, active or passive negligence of buyer or any of its Associated Parties or any third party and apply regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability. Notwithstanding the foregoing, ExxonMobil shall not be required to indemnify, defend or hold harmless Buyer or its Associated Parties: (i) with respect to any Claim or Liability unless Buyer has provided ExxonMobil with a Claim notice specifying the particulars of such Claim within [****] after the Closing Date; and (ii) for any individual Claim or Liability of less than [****] DOLLARS ($[****]); and (iii) unless, and then only to the extent that, the aggregate amount of Claims and Liabilities pursuant to this Section 16.03(b) exceeds [****] percent ([****]%) of the Purchase Price; and (iv) for any amount of Claims and Liabilities that are, singularly or in the aggregate, in excess of [****] percent ([****]%) of the Purchase Price.

(c)

EXCEPT FOR THIRD-PARTY CLAIMS AND LIABILITIES FOR WHICH A PARTY HAS AN INDEMNIFICATION OBLIGATION TO ANOTHER PARTY UNDER THIS SECTION 16.03, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY UNDER THIS AGREEMENT FOR INDIRECT DAMAGES, CONSEQUENTIAL LOSS, PUNITIVE DAMAGES, EXEMPLARY DAMAGES OR SPECIAL DAMAGES, AND EACH PARTY HEREBY WAIVES ITS RIGHT TO ASSERT SUCH LOSSES OR DAMAGES, HOWSOEVER CAUSED AND REGARDLESS OF FAULT, INCLUDING THE NEGLIGENCE, GROSS NEGLIGENCE OR WILFULL MISCONDUCT OF A PARTY.

16.04.     Buyer’s Obligations.

(a)

In each instance of Buyer’s obligations to release, discharge, indemnify, defend, and hold ExxonMobil and its Associated Parties harmless and its covenant not to sue ExxonMobil or its Associated Parties, the Claims and Liabilities subject to the obligations include the following:

(1)

the ownership of the Interests by ExxonMobil, their operation by ExxonMobil or its Associated Parties, and the acts or omissions of ExxonMobil or its Associated Parties in connection with the Interests or the Related Agreements;

(2)

the ownership of the Interests by Buyer, their operation by Buyer or its Associated Parties, and the acts or omissions of Buyer or its Associated Parties in connection with the Interests or under this Agreement or the Related Agreements; and

(3)	the acts or omissions of third parties relating to the Interests.

(b)

Buyer’s obligations under this Agreement to release, discharge, indemnify, defend, and hold ExxonMobil and its Associated Parties harmless and its covenant not to sue ExxonMobil or its Associated Parties include Claims and Liabilities arising in any manner from the following:

(1)	Buyer’s Allocations;

(2)	preferential and similar rights held by third parties to purchase any portion of the Interests;

(3)	the review, inspection, and assessment of the Interests and Property by Buyer and its Associated Parties;

(4)	an error in describing the Interests or an error in the conveyancing instruments;

(5)	rights and obligations of the parties or third parties under the Related Agreements;

(6)	closing without a third party consent or approval;

(7)	failure by third parties to approve or consent to any aspect of this transaction after Closing;

(8)	obligations to plug and abandon Wells and remediate the Interests and Property;

(9)	payment of Real Property Taxes or other taxes applicable to the Interests and Property;

(10)	payments or disbursements paid or payable by ExxonMobil or Buyer to third parties;

(11)	a physical or environmental condition relating to the Interests and Property, including Claims and Liabilities under the Environmental Laws, or failure to comply with the Environmental Laws;

(12)	remediation activities, including damages incurred by Buyer or its Associated Parties during or arising from remediation activities; and

(13)	lawsuits filed before the Effective Time, but amended after the Effective Time to include the Interests or Property or ExxonMobil’s ownership of or activities regarding the Interests or Property.

(c)

Buyer’s obligations to release, discharge, indemnify, defend, and hold ExxonMobil and its Associated Parties harmless do not apply, however, to Claims or Liabilities that result from a judgment rendered or settlement reached in a lawsuit filed before the Effective Time, but only to the extent that acts or omissions that gave rise to the cause of action are attributable to the conduct or operation or ownership of ExxonMobil or its Associated Parties before the Effective Time.

(d)

The Parties recognize that certain lawsuits may have been filed before the Effective Time, but concern activities continuing after the Effective Time, so that after Closing Buyer may be a proper party to the lawsuit. For these lawsuits, Buyer’s obligations to release, discharge, indemnify, defend, and hold ExxonMobil and its Associated Parties harmless will apply to activities occurring after the Effective Time. ExxonMobil will continue to defend its own interests and provide principal counsel, all at its own cost and expense, in an action under this paragraph for which it remains a party after the Effective Time.

(e)

Buyer’s release, discharge, indemnify, defend, and hold harmless ExxonMobil and its Associated Parties and its covenant not to sue do not include Claims that Buyer may enforce against contractors and subcontractors for work regarding the Interests and the Properties. Notwithstanding anything in this Agreement to the contrary, Buyer’s release and discharge of ExxonMobil and its Associated Parties and its obligation to indemnify, defend and hold ExxonMobil and its Associated Parties harmless under this Agreement and its covenant not to sue ExxonMobil and its Associated Parties does not include Claims that ExxonMobil breached this Agreement. Any such Claims will be resolved in accordance with Article 17.

16.05.     Buyer’s Duty to Defend. Buyer acknowledges that its obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless under this Agreement include obligations to pay the attorneys’ fees and court and other costs incurred by ExxonMobil and its Associated Parties in defending all Claims. As to each Claim and Liability, ExxonMobil, at its sole option, may elect to:

(a)

manage its own defense, in which event Buyer will reimburse ExxonMobil and its Associated Parties for all attorneys’ fees and court and other costs reasonably incurred in defending a claim, upon delivery to Buyer of invoices for these fees and costs; or

(b)	tender its defense as to any Claim to Buyer, in which event Buyer will be responsible for all aspects of defending the Claim at issue and resulting Liabilities.

16.06.     Buyer’s Waiver of Consumer Rights Under the Texas Deceptive Trade Practices Consumer Protection Act and Other Consumer Protection Laws. As partial consideration to ExxonMobil to enter into this agreement, to the extent that the Texas Deceptive Trade Practices Consumer Protection Act is applicable to this transaction, Buyer can and does expressly waive its rights under the Texas Deceptive Trade Practices Consumer Protection Act, Sections 17.41 through 17.63, Texas Business and Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, buyer voluntarily consents to this waiver. In addition, buyer waives its rights under all other consumer protection laws in other states applicable to this transaction that may be waived by the parties.

16.07.     Retroactive Effect. Buyer acknowledges that its obligations to release, discharge, defend, and hold ExxonMobil and its Associated Parties harmless and its covenant not to sue ExxonMobil or its Associated Parties apply to matters occurring or arising before the Execution Date to the extent provided in this Agreement.

16.08.     Inducement to ExxonMobil. Buyer acknowledges that it evaluated its obligations under this article 16 before it determined and submitted its bid for the interests and that its assumption of these obligations is a material inducement to ExxonMobil to enter into this Agreement with, and close the sale to, Buyer.

Article 17.     ALTERNATE DISPUTE RESOLUTION AND ARBITRATION

17.01.     General.

(a)

This Article 17 applies to any dispute between the Parties, arising at any time, that is not subject to Buyer’s release and discharge of ExxonMobil and its Associated Parties or Buyer’s covenant not to sue ExxonMobil or its Associated Parties or is not specifically excluded under this Article 17. Whether a dispute is subject to Buyer’s release, discharge, or covenant not to sue or to this Article (or is excluded from this Article by its terms), and whether there is a contract between the Parties, are issues that will be resolved under the alternate dispute resolution and arbitration provisions of this Article 17.

(b)

As to the disputes subject to this Article 17, any Claim or controversy of whatever nature, including an action in tort or contract or a statutory action (“Disputed Claim”), or the arbitrability of a Disputed Claim, will be resolved under the terms, conditions, and procedures of set forth in this Article 17 and will be binding on both Parties and their respective successors and assigns. Neither Party may prosecute or commence any suit or action against the other Party relating to any matters that are subject to this Article 17, except as provided in this Article 17.

(c)

ExxonMobil will determine, at its sole option, whether a Claim filed by a third party against Buyer or ExxonMobil will be subject to this Article. If Buyer has notified ExxonMobil before Closing of a Disputed Claim by Buyer before Closing and the Disputed Claim is not resolved before Closing, the Disputed Claim will not be subject to this Article unless agreed by the Parties.

17.02.     Negotiations. The Parties agree to attempt to resolve any dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after one Party gives the other Party written notice describing the dispute and requesting negotiations, representatives of the Parties with authority to resolve the dispute shall meet at a mutually agreed upon location to attempt to resolve the dispute. Negotiations shall continue until the Parties have resolved the dispute or until one of the Parties gives written notice that it will no longer continue to negotiate. If for any reason, the Parties’ representatives fail to meet within the thirty (30) day deadline or if a Party gives written notice that it is no longer willing to continue negotiations, either Party may commence binding arbitration of the dispute pursuant to Section 17.03.

17.03.     Arbitration. Any dispute arising out of or relating to this Agreement that the Parties fail to resolve by negotiation as set forth in Section 17.02 shall be resolved by arbitration before three arbitrators pursuant to the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration as modified herein. Each Party shall appoint one arbitrator as provided in CPR Rules 3.3 and 3.5, and the two arbitrators so appointed shall appoint the third, who shall chair the tribunal, selected as provided in CPR Rule 5.2. The place of arbitration shall be Houston, Texas. The arbitrators shall apply the substantive law of Texas to the merits of the dispute, except that the arbitrators shall not apply any choice of law rules that would call for the application of the substantive law of any other jurisdiction. The Federal Arbitration Act shall apply to the arbitration. The arbitrators’ award shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction.

17.04.     Notice. The addresses for notice under this Article 17 are:

ExxonMobil:	Buyer:
ExxonMobil Upstream Business Development Company 22777 Springwoods Village Parkway Spring, TX 77389 Attention: Divestments Manager	W&T Offshore, Inc. Nine Greenway Plaza Houston, TX 77046 Attention: Land Manager

Article 18.     ENVIRONMENTAL MATTERS

18.01.     Buyer’s Acknowledgment Concerning Possible Contamination of the Interests and Property. Buyer is aware that the Interests and Property have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Property or associated with the Interests. Equipment and sites included in the Interests or Property may contain asbestos, PCBs, hazardous substances, TSCA / RCRA regulated substances and / or NORM. NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms; the Wells, materials, and equipment located on the Property or included in the Interests may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Property. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, PCBs / TCSA / RCRA regulated substance, hazardous substances, and NORM from the Interests and the Property.

Buyer will assume all liability for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, PCB’s, hazardous substances, TSCA / RCRA regulated substances and norm from the interests and property and associated activities and will conduct these activities in accordance with all applicable laws and regulations, including environmental laws.

18.02.     Adverse Environmental Conditions.

(a)

Buyer will have until [****] ([****]) days after the Execution Date to notify ExxonMobil of any material adverse environmental condition of the Interests or Property that Buyer finds unacceptable and provide evidence of the condition to ExxonMobil. Buyer’s notice shall include a report that includes analytical data, proposed remediation criteria, remediation methods, and costs reasonably estimated to remediate. An environmental condition is a material adverse environmental condition (“Condition”) only if all the following criteria are met:

(1)	the environmental condition is required to be remediated on the Execution Date under the Environmental Laws in effect on the Execution Date; and

(2)

the total of the cost to remediate all environmental conditions identified by Buyer to levels required by the Environmental Laws in effect on the Execution Date is reasonably estimated to be more than two percent (2%) of the Base Purchase Price; and

(3)	the environmental condition was not disclosed to Buyer before the Execution Date.

(b)

ExxonMobil will have [****] ([****]) days after receipt of Buyer’s notice under the preceding paragraph, or until [****] ([****]) days before the Closing Date if it determines that an adverse environmental condition (whether material or not) may exist with respect to an Interest or Property, to elect any of the following:

(1)

adjust the Base Purchase Price based on an Allocation for an Interest by a mutually acceptable amount reflecting ExxonMobil’s proportionate share, based on its working interest, of the cost reasonably estimated to remediate a Condition affecting the Interest;

(2)	remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for the affected Interest;

(3)	remediate, or agree to remediate, the Condition, as provided below in 18.03 herein;

(4)	terminate this Agreement and return the Performance Deposit to Buyer; or

(5)	negotiate an alternative agreement that is acceptable to both Parties.

ExxonMobil may delay Closing until the end of this [****] period, which delay will be in addition to and under the same terms as ExxonMobil’s right to delay Closing under Section 8.03.

(c)

If ExxonMobil and Buyer agree to adjust the Base Purchase Price based on an Allocation because of a Condition, the amount of the adjustment will be the cost reasonably estimated to remediate the Condition, but only to the level required by the Environmental Laws in effect on the Execution Date. ExxonMobil may require Buyer to remit the full Allocation at Closing, without adjustment for the Condition, but if it does so, it will pay the amount of the adjustment to Buyer when the remediation is complete under applicable law within a defined timeframe agreed to by the Parties. If the cost to remediate exceeds the amount of the adjustment, Buyer will pay the additional costs to remediate the Condition as required by applicable law.

18.03.     Remediation. If ExxonMobil agrees with Buyer to remediate a Condition, the following will govern the remediation:

(a)

ExxonMobil will be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Condition. Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Condition and will keep all information regarding the Condition confidential, except in each instance to the extent required by applicable law.

(b)	ExxonMobil will remediate the Condition to the level required by the Environmental Laws in effect on the Execution Date.

(c)

Buyer will grant access to the Interests and entry on the Property after Closing, at no cost to ExxonMobil, its Associated Parties, and third parties conducting assessments or remediation, to the extent and as long as reasonably necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or remediation.

(d)

Buyer will use reasonable efforts not to interfere with ExxonMobil’s ingress and egress or assessment or remediation activities. ExxonMobil will make reasonable efforts to perform the work so as to minimize disruption to Buyer’s business activities and to the Interests and the Property. In addition Buyer will provide the relevant regulatory agency any land use restrictions that may be necessary for ExxonMobil to remediate the Condition to the level required by the Environmental Laws in effect on the Execution Date.

(e)

ExxonMobil will continue remediation of the Condition until the first of the following occurs: the appropriate governmental authorities provide written notice to ExxonMobil or Buyer that no further remediation of the Condition is required; or ExxonMobil has reasonably determined that the Condition has been remediated to the level required by the Environmental Laws or as agreed by the Parties.

Upon such occurrence, ExxonMobil will notify Buyer that remediation, of the Condition is complete and provide a copy of the government notification described above, if applicable. Upon delivery of ExxonMobil’s notice, ExxonMobil will be released from all liability and have no further obligations under any provisions of this Agreement in connection with the Condition covered by the notice to the same extent as described in Article 16.

(f)

Until ExxonMobil completes remediation of a Condition, ExxonMobil and Buyer will each notify the other of any pending or threatened Claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the remediation of the Interests or Property.

(g)

After delivery of possession or Closing (whichever occurs first) and before ExxonMobil has completed remediation of a Condition, if a leak, spill, or discharge of any material or substance (“Occurrence”) occurs on the Property or Interests, or any part of them, Buyer will promptly notify ExxonMobil, notify appropriate regulatory authorities, and act promptly to minimize the effects of the Occurrence. If a spill, leak or discharge occurs and ExxonMobil determines that it may affect the area where ExxonMobil is conducting remediation or assessment, Buyer will hire a consultant (who must be acceptable to ExxonMobil) to assess the effect of the Occurrence on the environmental condition of the Property, Interest, and ExxonMobil’s remediation work and the cost of the additional work required as the result of the Occurrence. Unless the Occurrence was caused solely by ExxonMobil, Buyer will be responsible for the incremental cost of remediating the impact of the Occurrence. If ExxonMobil elects to expand the remediation to incorporate the remediation of the Occurrence, Buyer will promptly pay its share of costs and expenses to ExxonMobil as the work is performed, within thirty (30) days of receipt of invoices for the work (with supporting documentation). Payments not made timely will bear interest at a rate of [****]% per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer’s receipt of the invoice until paid.

If the cost of the additional work equals or exceeds the cost which would have been incurred but for the Occurrence, ExxonMobil may elect to pay Buyer the cost that would have been incurred by ExxonMobil to complete the remediation but for the Occurrence. As consideration for this payment, Buyer will accept the Condition and environmental Condition of the Property and Interests as they exist on the date of the payment, assume full responsibility for remediating the Property and Interests and related off site contamination in accordance with this Agreement, and agree to release, not to sue, indemnify, hold harmless, and defend ExxonMobil and its Associated Parties as to Claims and Liabilities arising from the Occurrence to the same extent as described in Article 16.

(h)

If ExxonMobil undertakes remediation as to any Interest in which ExxonMobil’s ownership was less than 100%, Buyer will bill the other working interest owners for their share of the remediation expenses (following receipt by Buyer of appropriate documentation). Regardless of whether Buyer recoups any amount from the other working interest owners, Buyer will refund to ExxonMobil, within sixty (60) days of each ExxonMobil invoice, with documentation, any amounts expended by ExxonMobil over the amount formerly attributable to ExxonMobil’s working interest share.

(i)

If ExxonMobil will assess or remediate the Interests or Property after Closing, the Assignment and Bill of Sale or other recordable instrument will restate the rights and obligations of this Section 18.03.

18.04.     Disposal of Materials, Substances, and Wastes; Compliance with Law. Buyer will store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the Interests and Property (including produced water, drilling fluids, NORM, asbestos, PCBs, and other wastes), whether present before or after the Effective Time, in accordance with applicable local, state, and federal laws and regulations. Buyer will identify themselves as the generator of the waste on all required regulatory documents and / or manifests and be responsible for any reporting requirements. Buyer will keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite. When any lease terminates, an interest in which has been assigned under this Agreement, Buyer will undertake additional testing, assessment, closure, reporting, or remedial action with respect to the Interests or Property affected by the termination as is necessary to satisfy all local, state, or federal requirements in effect at that time and necessary to restore the Property or Interests.

Article 19.     BUYER’S AND EXXONMOBIL’S REPRESENTATIONS

19.01.     Representations Not Exclusive. Buyer’s representations under this Article are in addition to its other representations under this Agreement and the Additional Instruments.

19.02.      Securities Laws.

(a)	Buyer acknowledges that the solicitation of an offer for and the sale of the Interests by ExxonMobil has not been registered under any securities laws.

(b)

Buyer intends to acquire the Interests for its own benefit and account and is not acquiring the Interests with the intent of distributing fractional undivided interests in them or otherwise selling them in a manner that would be subject to regulation by federal or state securities laws. If Buyer sells, transfers, or otherwise disposes of the Interests or fractional undivided interests in them in the future, it will do so in compliance with applicable federal and state laws.

(c)	Buyer represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.

19.03.     Basis of Buyer’s Decision. Buyer represents that:

(a)	subject to its rights to conduct an Environmental Assessment under Section 5.03, it has reviewed and investigated the Interests and Property to its satisfaction in order to enter into this Agreement;

(b)

subject to its rights to conduct an Environmental Assessment under Section 5.03, it has evaluated the Interests and Property to its satisfaction and has made an informed decision, as a prudent and knowledgeable purchaser, to acquire the Interests and Property;

(c)	it is knowledgeable and experienced in the evaluation, acquisition, and operation of oil and gas properties;

(d)

it has evaluated the merits and risks of purchasing the Interests and has formed an opinion based solely upon its knowledge and experience and not in reliance on any statements or actions by ExxonMobil or its Associated Parties except the representations and warranties of ExxonMobil set forth herein;

(e)	it will acquire the Interests and Property “as is, where is,” and with all faults; and

(f)

it has incurred no brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary as a result of undertakings or agreements of Buyer or any Affiliate of Buyer in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby for which ExxonMobil will have directly, indirectly, any responsibility, liability or expense.

19.04.     Material Factor. Buyer acknowledges that its representations under this Article, the rest of this Agreement, and the Additional Instruments are a material inducement to ExxonMobil to enter into this Agreement with, and close the sale to, Buyer.

19.05.     ExxonMobil’s Representations. Each of the ExxonMobil entities represents that as of the Execution Date:

(a)

Organization. It is a duly organized entity, validly existing and in good standing, is duly qualified to carry on its business in connection with the interests has full power and authority to enter into and perform pursuant to this Agreement according to its terms.

(b)

No Conflict. Its execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action in accordance with the terms of the applicable organizational agreements and it will not violate or conflict with any agreement, law, rule, regulation, or charter.

(c)

Validity of Agreement. It has the corporate or limited partnership power to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation on ExxonMobil, duly authorized and enforceable against it in accordance with the terms hereof

(d)	Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against ExxonMobil.

(e)

Liability for Brokerage Fees. There are no brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary as a result of undertakings or agreements of ExxonMobil or any Affiliate of ExxonMobil in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby for which Buyer will have directly, indirectly, any responsibility, liability or expense.

(f)

Material Related Agreements. Based on ExxonMobil’s information and belief, after reasonable inquiry to appropriate personnel, all Material Related Agreements are identified on Exhibit A, Exhibit A-1, Exhibit B or Exhibit K.

Article 20.     GAS IMBALANCES

20.01.     ExxonMobil’s and Buyer’s Respective Obligations. For those Interests with cumulative gas-production-imbalance accounts among working interest owners, Buyer acknowledges that the amounts (i) are derived from either Operator’s statements or ExxonMobil’s estimates based upon current production, prior sales history, and contract information, (ii) were provided to Buyer before the Execution Date, and (iii) were taken into consideration in Buyer’s calculation of the Base Purchase Price and the Allocations. After the Effective Time, all benefits, obligations, and liabilities associated with these gas-production-imbalance accounts and related agreements will accrue to and become Buyer’s responsibility. Buyer will assume ExxonMobil’s overproduced or underproduced position as of the Effective Time. If there is a cash settlement due ExxonMobil at the time of Closing under any operating agreement, plan of unitization, or gas balancing agreement for an Interest, ExxonMobil shall retain all rights to the cash settlement.

Buyer represents that in calculating the Base Purchase Price and its Allocations, it has considered ExxonMobil’s procedures for paying royalties and severance taxes with regard to each gas-production-imbalance account.

20.02.     Settlement.

(a)

If either (1) before Closing, or (2) on the later of ExxonMobil’s preparation of the Final Settlement Statement or [****] after Closing, either Party determines that a Material Difference (as defined below) exists between the total of the gas-production-imbalance accounts represented in Exhibit E and the total of the gas-production-imbalance accounts as of the Effective Time, then the Base Purchase Price will be adjusted if there is a Material Difference. The value of the difference will be calculated by multiplying the volume difference by $[****] per Mcf (thousand cubic feet). A “Material Difference” exists if the absolute value of the difference exceeds $[****].

(b)

Regardless of whether a Material Difference exists, if the difference between the represented and actual gas-production imbalance account for an Interest exceeds $[****], then each Party shall have the election of withdrawing that Interest from this Agreement and adjusting the Base Purchase Price by the Allocation for the Interest. The difference in the gas-production-imbalance account for the withdrawn Interest will not be used to determine whether a Material Difference exists.

(c)

If a Material Difference identified before Closing exceeds [****] percent ([****]%) of the Base Purchase Price, then either Party may, upon written notice to the other, terminate this Agreement, in which case, the Performance Deposit will be returned to Buyer. Before terminating this Agreement, however, ExxonMobil and Buyer will each make a good-faith effort to negotiate a settlement.

Article 21.     FINAL SETTLEMENT STATEMENT

ExxonMobil will prepare a final settlement statement and submit it to Buyer within [****] after the Closing Date (the “Final Settlement Statement”). The Final Settlement Statement will deduct royalties, operating expenses, taxes, overhead, and other amounts due to ExxonMobil from amounts due to Buyer as provided in this Agreement, with adjustments as necessary for items identified after Closing. Upon Buyer’s request, ExxonMobil will provide information reasonably necessary to support the amounts set forth in the Final Settlement Statement. ExxonMobil may set off any resulting amount due to Buyer against amounts that Buyer may otherwise owe to ExxonMobil or its Affiliates when the Final Settlement Statement is prepared.

Buyer must respond in writing with objections and proposed corrections within thirty (30) days of receiving the Final Settlement Statement. If the Parties cannot resolve their differences within [****] days of ExxonMobil’s receipt of Buyer’s objections, then the alternate dispute resolution and arbitration procedures of Article 17 will be triggered. If Buyer does not respond to the Final Settlement Statement by signing or objecting in writing within the 30-day period, the statement will be deemed approved by Buyer. After approval of the Final Settlement Statement, ExxonMobil will send payment or invoice to Buyer for the net amount. If payment is not made within thirty (30) days of Buyer’s receiving the invoice, the amount due may, at ExxonMobil’s option, bear interest at a rate of [****] percent ([****]%) per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer’s receipt of the invoice until paid. Inquiries regarding the Final Settlement Statement must be in writing, addressed to:

ExxonMobil Upstream Business Development Company

22777 Springwoods Village Parkway

Spring, TX 77389

Attention: Divestments Manager

Article 22.     INTENTIONALLY LEFT BLANK

Article 23.     COMMUNICATIONS

Unless otherwise provided in this Agreement, communications (including notices) under this Agreement that must be in writing and delivered by a specified date will be deemed to have been made when received at the following addresses by registered or certified mail, postage prepaid, or by messenger:

ExxonMobil:	Buyer:
ExxonMobil Upstream Business Development Company P.O. Box 2180 Houston, Texas 77252-2180 22777 Springwoods Village Parkway Spring, Texas 77389 Attention: Divestments Manager	W&T Offshore, Inc. Nine Greenway Plaza Houston, TX 77046 Attention: Land Manager

Article 24. [****]

[****]

Article 25.     HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976; REQUIRED FILINGS IN FOREIGN JURISDICTIONS

25.01.     Obligation to Make Filings. Each Party shall make all necessary filings for which it is responsible pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the EU Merger Regulation and any other law that requires a mandatory merger control filing with respect to the transaction covered by this Agreement, if applicable, within fifteen (15) Business Days of the Execution Date and shall supply promptly all additional information and documentary material requested by any government entity in connection with such filings or as otherwise required under the HSR Act or other applicable law.

Each Party shall be responsible for and shall timely pay all filing fees required of such Party in connection with HSR Act filings and any other antitrust, trade or competition law filings required in any other jurisdiction.

25.02.     Cooperation on Making Filings. Each Party to this Agreement shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any governmental entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance, to the extent permitted by law, any proposed communication by such Party to any governmental entity. No Party to this Agreement shall agree to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act. To the extent permitted by law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

Buyer agrees to use reasonable commercial efforts and to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any governmental entity or any other person with respect to the transaction contemplated by this Agreement so as to enable the Closing to occur expeditiously, but in no case later than the scheduled date of Closing, including providing information, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise) such of its assets, properties or businesses or of the assets, properties or businesses of the Interests to be acquired by it under this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transaction or that would make the consummation of the transaction in accordance with the terms of this Agreement unlawful. In addition, Buyer shall use reasonable commercial efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the scheduled date of Closing.

Buyer shall use reasonable commercial efforts in making any settlement offers and negotiating any consent decree or consent order with any governmental entity in order to permit the transaction under this Agreement to be consummated prior to the scheduled date of Closing. Buyer agrees that, at any time in an investigation, if a governmental entity suggests or proffers a settlement of the investigation to permit the transactions contemplated by this Agreement to close, the Buyer shall promptly (and in any event within one (1) Business Day) communicate the terms of the offer to ExxonMobil. Buyer, in its sole discretion, may accept or reject any settlement of the investigation proposed by any governmental entity.

The parties agree, pursuant to Article 8.06(b), that receipt of all required competition law or merger control consents or clearances, or expiration of applicable waiting period under the HSR Act or any other applicable competition laws, is a condition precedent to Closing. In the event that all required such consents or clearances required under this Article 25 are not obtained, or any such waiting periods have not expired, prior to the scheduled date of Closing, then subject to Article 8.09 the Closing date will be extended until all such consents and clearances are received or waiting periods have expired.

Article 26.     EXXONMOBIL’S DISCLAIMER OF WARRANTIES AND REPRESENTATIONS

Except as expressly set out in section 19.05 herein and in Article 5 of Exhibit c, ExxonMobil has not made, and will not make, any warranty or representation, express, implied, or statutory, whatsoever in connection with this Agreement or the transaction contemplated by it, including the accuracy or completeness of data, information, or materials furnished at any time to Buyer in connection with the interests or property, or the quality (including the presence of hydrogen sulfide) or quantity of hydrocarbon reserves (if any) attributable to the interests, or the ability of the interests to produce hydrocarbons. None of ExxonMobil’s Associated Parties is authorized to make any warranty or representation on ExxonMobil’s behalf. All data, information, and other materials furnished by ExxonMobil are provided to buyer as a convenience, and reliance on or use of them is at Buyer’s sole risk.

Article 27.     MISCELLANEOUS

27.01.     No Joint and Several Obligations. In the event that there are multiple sellers under this Agreement, the obligations of each seller are several, and not joint and several.

27.02.     Entire Agreement. This Agreement and the Additional Instruments constitute the entire agreement between the Parties as to the transaction described in this Agreement. All previous negotiations and communications between the Parties as to these matters are merged into this Agreement and the Additional Instruments.

27.03.     Successors and Assigns; Amendment; Survival.

(a)

This Agreement is binding on and inures to the benefit of the Parties and their respective successors, heirs, representatives, and assigns and may be supplemented, altered, amended, modified, or revoked only in writing signed by both Parties. Neither the assignment of this Agreement nor of the Interests or any part of them will relieve Buyer of its obligations under this Agreement unless and to the extent ExxonMobil consents in writing to release Buyer, which consent may be withheld for any reason.

(b)

All provisions of this Agreement and the Additional Instruments that cannot be performed before Closing and all representations, promises, releases, and indemnities under this Agreement and the Additional Instruments will survive Closing.

(c)	The following provisions survive the termination of this Agreement:

(1)	Section 5.02 (Access to ExxonMobil-Operated Interests);

(2)	Section 5.03 (Environmental Assessment), including Exhibit F;

(3)	Section 5.07 (Buyer’s Confidentiality Obligations);

(4)	Article 16 (Release, Discharge, and Covenant not to Sue and Obligations to Indemnify, Defend, and Hold Harmless);

(5)	Article 17 (Alternate Dispute Resolution and Arbitration);

(6)	Article 18 (Environmental Matters);

(7)	Article 19 (Buyer’s Representations);

(8)	Article 22 (Broker’s and Finder’s Fees);

(9)	Article 23 (Communications);

(10)	Article 26 (ExxonMobil’s Disclaimer of Warranties and Representations); and

(11)	Article 27 (Miscellaneous).

27.04.     Choice of Law. This Agreement and its performance will be construed in accordance with, and enforced under, the internal laws of the State of Texas, without regard to choice of law rules of any jurisdiction, including Texas.

27.05.     Assignment. Neither this Agreement nor the rights and obligations under it may be assigned or delegated by Buyer without ExxonMobil’s prior written consent, which consent may be withheld for any reason, and an attempted assignment or delegation is void.

27.06.     No Admissions. Neither this Agreement, nor any part of it, nor any performance under this Agreement, nor any payment of any amount under this Agreement will constitute or may be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, past or present wrongdoing, or violation of law, rule, regulation, or policy, by either ExxonMobil or Buyer or their respective Associated Parties.

27.07.     No Third-Party Beneficiaries. There are no third party beneficiaries of this Agreement.

27.08.     Public Communications. Unless provided otherwise in this Agreement, Buyer will not make any press release or public communication concerning this transaction or ExxonMobil’s operation of the Interests without ExxonMobil’s prior written consent, which consent may be withheld for any reason. ExxonMobil shall not require remuneration of any kind for such consent. Without prejudice to the foregoing, Buyer shall provide ExxonMobil with any proposed press release or public communication at least [****] ([****]) Business Days prior to its proposed release date. Notwithstanding the foregoing, if Buyer determines in good faith after consultation with legal counsel that it is required by law, rule or stock exchange requirement to make a prompt public comment, statement or communication or any other disclosure with respect to this Agreement or any other disclosure with respect to this Agreement, it will use reasonable best efforts to provide written notice as soon as reasonably practicable to ExxonMobil specifying the content of the proposed disclosure, the reason that such disclosure is required, and the time and place that the disclosure will be made prior to its proposed disclosure date and provide ExxonMobil with reasonable opportunity to comment on same.

27.09.     Audit Clause. If ExxonMobil will own an interest after Closing in any Interest or Property (including overriding royalties, deep rights, and facilities, equipment, or pipelines) or continue to own interests for which ExxonMobil requires access across the Interests or Property in order to exercise its rights, then, ExxonMobil will reserve concurrent interests in the applicable easements, rights-of-way, contracts and other rights relating to the retained or reserved interests. ExxonMobil reserves the right to perform an audit as stated below.

If the immediately preceding sentence is applicable, ExxonMobil, upon notice in writing to Buyer, shall have the right to access the buyer’s offices, facilities, work sites, warehouses, books, records, correspondence, instructions, plans, drawings, receipts, vouchers, financial accounts, data stored in computer files or microfiche and personnel to audit Buyer’s accounts and records relating to the retained royalty interest, including any hedge agreements, facilities used for the measurement of production from the properties, for any calendar year within the twenty-four (24) month period following the end of such calendar year. The same audit rights are to extend to subcontractors. Buyer shall maintain supporting data and accounting records consistent with generally accepted accounting principles, and the employees and agents of ExxonMobil shall have the right to reproduce and retain for the purpose of audit, any of these documents. ExxonMobil shall not be liable for any of Buyer’s Contractor’s or Subcontractor’s costs resulting from an audit hereunder.

27.10.     Headings and Titles. The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement.

27.11.     Exhibits. All exhibits referenced in and attached to this Agreement are incorporated into it.

27.12.     Includes. The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variants. The rule ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.

27.13.     Severability. If a court of competent jurisdiction finds any part of this Agreement to be void, invalid, or otherwise unenforceable, then ExxonMobil may decide whether to enforce this Agreement without the void, invalid, or unenforceable parts or to terminate this Agreement.

27.14.     Counterparts. This Agreement may be executed in multiple counterparts, all of which together will be considered one instrument.

27.15.     Conflicts. If the text of this Agreement conflicts with the terms of any exhibit to this Agreement, then the text of this Agreement will control.

27.16.     Not to Be Construed against the Drafter. Buyer acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.

27.17.     No Waiver. No waiver by either Party of any part of this Agreement will be deemed to be a waiver of any other part of this Agreement or a waiver of strict performance of the waived part in the future.

27.18.     Conspicuousness. BUYER ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT THAT ARE PRINTED IN THE SAME MANNER AS THIS SECTION ARE CONSPICUOUS.

27.19.    Execution by the Parties. Neither the submission of this instrument or any information concerning the Interests for Buyer’s examination, nor discussions or negotiations between the Parties constitutes an offer to sell, a reservation of, or an option for the Interests or Property, and this instrument and the underlying transaction will become enforceable and binding between the Parties only upon execution and delivery of this instrument by both ExxonMobil and Buyer.

The Parties have executed this Agreement on the date below their signatures, to be enforceable and binding as of the Execution Date.

W&T OFFSHORE, INC.		EXXON MOBIL CORPORATION

By:	/s/ Tracy W. Krohn	By:	/s/ Mickey D. Johnson

Name:	Tracy W. Krohn	Name:	Mickey D. Johnson

Title:	Chief Executive Officer	Title:	Agent and Attorney-in-Fact

Date:	6-26-19	Date:	6-26-19

MOBIL OIL EXPLORATION & PRODUCING SOUTHEAST INC.		XH, LLC

By:	/s/ Mickey D. Johnson	By:	/s/ Mickey D. Johnson

Name:	Mickey D. Johnson	Name:	Mickey D. Johnson

Title:	Agent and Attorney-in-Fact	Title:	Agent and Attorney-in-Fact

Date:	6-26-19	Date:	6-26-19

EXXON MOBILE BAY LIMITED PARTNERSHIP		EXXONMOBIL U.S. PROPERTIES INC.

Exxon Mobil Corporation, General Partner, on behalf of Exxon Mobile Bay Limited Partnership

By:	/s/ Jarod M. Rolland	By:	/s/ Mickey D. Johnson

Name:	Jarod M. Rolland	Name:	Mickey D. Johnson

Title:	Agent and Attorney-in-Fact	Title:	Agent and Attorney-in-Fact

Date:	June 26, 2019	Date:	6-26-19